Form 10-K, Exhibit 13
period 1993-12-31
IOWA ILLINOIS GAS & ELECTRIC CO
filed 1994-03-25
CIK 52491

Exhibit 13.A.1



             Iowa-Illinois Gas and Electric Company




                                  1993
Shareholders of Record

  Common                         24,424
  Preferred and Preference          279



Stock Listings:

     Iowa-Illinois' common stock is listed on the New York Stock Exchange and on the Chicago Stock Exchange under the ticker symbol "IWG". Preferred and preference shares are traded in the over-the-counter market. Many daily newspapers carry quotes on the common stock.