Form 10-K, Exhibit 13
period 1993-12-31
IOWA ILLINOIS GAS & ELECTRIC CO
filed 1994-03-25
CIK 52491

Exhibit 13.A.2

             Iowa-Illinois Gas and Electric Company
                     Selected Financial Data
        (Dollars in thousands, except per share amounts)

(1)  Utility Revenues
     1993:    545,414
     1992:    497,534
     1991:    512,537
     1990:    511,672
     1989:    527,284

(2)  Net Income
     1993:     59,228
     1992:     45,433
     1991:     54,367
     1990:     55,490
     1989:     58,544

(3)  Net Income on Common Shares
     1993:     54,233
     1992:     40,404
     1991:     50,020
     1990:     53,490
     1989:     56,499

(4)  Common Share Statistics-Earnings per Share
     1993:     $ 1.85
     1992:     $ 1.45
     1991:     $ 1.86
     1990:     $ 1.99
     1989:     $ 2.10

(5)  Total Assets
     1993:  1,793,563
     1992:  1,659,371
     1991:  1,530,912
     1990:  1,415,394
     1989:  1,361,443

(6)  Capitalization

     First Mortgage Bonds
     1993:    323,625
     1992:    293,727
     1991:    296,466
     1990:    293,757
     1989:    309,773

                                               Exhibit 13.A.2

             Iowa-Illinois Gas and Electric Company
                     Selected Financial Data
        (Dollars in thousands, except per share amounts)

     Other Long-Term Debt
     1993:     48,275
     1992:     37,453
     1991:     37,682
     1990:     37,910
     1989:     46,045

     Long-Term Debt of InterCoast Energy Company
     1993:    242,500
     1992:    257,000
     1991:    215,100
     1990:    159,000
     1989:    112,000

     Preferred/Preference -- nonredeemable
     1993:     19,829
     1992:     19,829
     1991:     19,829
     1990:     19,829
     1989:     19,829

     Preferred/Preference -- redeemable
     1993:     50,000
     1992:     48,625
     1991:     49,200
     1990:      9,775
     1989:     10,350

     Common Equity
     1993:    499,412
     1992:    495,582
     1991:    443,608
     1990:    436,855
     1989:    431,100

     Total
     1993:  1,183,641
     1992:  1,152,216
     1991:  1,061,885
     1990:    957,126
     1989:    929,097

(7)  Common Share Statistics-Annual Dividend Rate at Dec. 31
     1993:     $ 1.73
     1992:     $ 1.73
     1991:     $ 1.71
     1990:     $ 1.67
     1989:     $ 1.63