Form 10-K, Exhibit 13
period 1993-12-31
IOWA ILLINOIS GAS & ELECTRIC CO
filed 1994-03-25
CIK 52491

Exhibit 13.A.3

             Iowa-Illinois Gas and Electric Company

              MANAGEMENT'S DISCUSSION AND ANALYSIS
        OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The operating results and financial condition of Iowa-Illinois Gas and Electric Company (the Company) reflect the Company's regulated utility operations and the operations of its wholly owned, non-regulated subsidiary, InterCoast Energy Company (InterCoast).

     The Company's regulated utility operations are concerned with the generation, transmission and distribution of electric energy and the purchase, sale and transportation of natural gas.

     The business strategy of InterCoast is focused on areas closely related to the Company's core electric and gas utility businesses. These activities are: oil and natural gas, energy services and financial investments.


OVERVIEW

     Contributions to consolidated earnings per share for the last three years are:

                              1993       1992       1991

Utility operations.......    $1.42      $1.11      $1.58

InterCoast...............      .43        .34        .28

Earnings per share.......    $1.85      $1.45      $1.86

     Earnings increased in 1993 compared to 1992 primarily due to more typical weather, new rate levels, utility cost control programs and an increased contribution from InterCoast.

     The utility's ratio of earnings to fixed charges (pretax), excluding the income of InterCoast, was 3.54 in 1993 and 2.77 in 1992. The return on average consolidated common equity was 10.9% for 1993 and 8.7% for 1992.

     In January 1994, the Board of Directors declared the quarterly dividend of 43.25 cents per common share, the rate established in January 1992.

RESULTS OF OPERATIONS

Operating Revenues

     Electric revenues increased in 1993 compared to 1992 primarily due to increased revenues reflecting higher rates, increased retail sales volumes reflecting more typical temperatures (approximately 40% warmer in 1993 than 1992 when measured by cooling degree days) and increased sales for resale.

     The Company began billing higher electric rates in Iowa in July 1992. Effective Jan. 1, 1993, the Iowa Utilities Board
(IUB) approved a permanent annual increase of $10.4 million, including $4.8 million related to nuclear decommissioning costs which will not affect net income due to a corresponding increase in expense. (See Provision for Depreciation.) In addition, a temporary annual electric rate increase in Iowa of $6.8 million became effective July 26, 1993. In 1993, approximately $3.1 million was billed, subject to refund, pursuant to such temporary rates. In February 1994, the IUB approved rates at the $6.8 million level.

     On July 28, 1993, an annual electric rate increase in Illinois of $9.6 million became effective following Illinois Commerce Commission (ICC) approval. On Jan. 15, 1994, an additional electric increase of $230,000 related to the increase in the federal corporate income tax rate became effective following ICC approval on rehearing. The ICC also approved a rate rider which permits the Company to recover costs of investigation, remediation and litigation relating to former manufactured gas plant sites. Base rate increases were partially offset by a $3.3 million decrease in revenues in 1993 reflecting the expiration of the Company's Louisa Phase-In Clause on June 30, 1993. In addition, the Company began billing its customers for the costs of energy-efficiency plans in Illinois in April of 1993. Such electric billings of approximately $700,000 in 1993 will not affect net income due to a corresponding amortization of previously deferred costs.

     Partially offsetting these rate increases were lower fuel and energy cost billings to retail customers. Variations in fuel and energy cost billings reflect corresponding changes in fuel and purchased energy costs from levels included in base rates and, thus, do not affect net income.

     Electric revenues decreased in 1992 compared to 1991 primarily due to decreased retail sales volumes reflecting temperatures which were approximately 50 percent cooler in 1992. Revenues also decreased due to lower sales for resale and lower fuel and energy cost billings to retail customers. Partially offsetting these decreases were increased revenues due to the effect of higher rates in Iowa beginning in July 1992.

     The changes in electric revenues are shown below:

                      Revenue Increase (Decrease) from Prior Year
                                       1993                1992

                                             (In thousands)

Change in Retail Unit Sales.....    $  7,900            $(17,800)


Change in Retail Fuel and Energy
  Adjustment Clause Billings....     (   600)            (   400)

Change in Sales for Resale......       5,900             ( 5,000)

Change Due to the Effect of
  Higher Rates..................      12,700               4,300

                                    $ 25,900            $(18,900)


     Gas revenues increased in 1993 compared to 1992. The principal factors contributing to the increase were increased sales volumes reflecting temperatures which were 10% colder than 1992 (when measured by heating degree days), higher purchased gas cost billings and higher rates. Variations in purchased gas cost billings reflect corresponding changes in cost of gas sold from levels included in base rates and, thus, do not affect net income. The Company began billing higher gas rates in Iowa in July 1992. Effective Jan. 1, 1993, the IUB approved a permanent annual increase of $5.4 million. On July 28, 1993, an annual gas rate increase in Illinois of $2 million became effective following ICC approval. On Jan. 15, 1994, an additional gas increase of $49,000 related to the increase in the federal corporate income tax rate became effective following ICC approval on rehearing. As noted previously, the ICC also approved a rate rider which permits the Company to recover costs of investigation, remediation and litigation relating to former manufactured gas plant sites. In addition, the Company began billing its customers for the costs of gas energy-efficiency plans in Illinois in April of 1993. Such billings of approximately $1.1 million will not affect net income due to a corresponding amortization of previously deferred costs.

       Gas revenues increased in 1992 compared to 1991 due to higher purchased gas cost billings and higher rates in Iowa beginning in July 1992. Partially offsetting these increases were lower residential and commercial sales due to temperatures which were warmer than 1991 and a change in sales mix reflecting decreased industrial sales and increased transportation volumes. Transportation volumes have a lower revenue rate because they exclude the commodity cost of gas. However, the margins which had been realized on the industrial sales have been maintained on transportation volumes resulting in no significant effect on net income.

     The changes in gas revenues are shown below:

                      Revenue Increase (Decrease) from Prior Year
                                    1993                   1992

                                             (In thousands)

Change in Purchased Gas
  Adjustment Clause Billings....    $ 8,600             $ 4,500

Change in Unit Sales............      9,000              (2,600)

Change Due to the Effect of
  Higher Rates..................      4,400               2,000

                                    $22,000             $ 3,900

Operation

     Changes in the cost of electric fuel, energy and capacity reflect fluctuations in generation mix, fuel cost and energy and capacity purchases. Increased fuel, energy and capacity costs in 1993 compared to 1992 are primarily due to increased sales.

     Decreased fuel, energy and capacity costs in 1992 compared to 1991 are primarily due to lower sales.

     Cost of gas sold increased in 1993 compared to 1992 primarily due to increased purchased gas costs from suppliers and higher gas purchases reflecting colder temperatures in 1993.

     Cost of gas sold decreased in 1992 compared to 1991 primarily due to warmer temperatures in the first quarter of the year and an increase in transportation volumes of customer-owned gas. Substantially offsetting these decreases were increased costs of gas purchased from suppliers.

     Other operation and maintenance increased in 1993 compared to 1992 and in 1992 compared to 1991 primarily due to increased costs at the Quad-Cities Nuclear Power Station (Quad-Cities). In addition, the increase in other operation expense in 1993 reflects adoption of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and amortization of previously deferred costs of energy-efficiency programs.

     In 1993, a Nuclear Regulatory Commission (NRC) "diagnostic evaluation team" inspected the Quad-Cities Station. The NRC team's report noted deficiencies in management and equipment at the station. In their response to the NRC, Commonwealth Edison Company, the operator of the station, has committed to fully resolve the leadership, process and plant performance weaknesses at the Quad-Cities Station by 1996 at the latest. The station operator also plans to resolve the plant equipment deficiencies during the next four refueling outages. The Company anticipates that it will need to make additional operating and capital expenditures in future years in connection with the resolution of the noted deficiencies at the Quad-Cities Station.


Provision for Depreciation

     The provision for depreciation increased in 1993 compared to 1992 and in 1992 compared to 1991 primarily due to a greater provision for nuclear decommissioning consistent with current ratemaking treatment as well as greater utility plant investment.


Depreciation and Equity Funds
Recovered Under Louisa Phase-In Clause

     The decrease in the amount being recovered under the Louisa
Phase-In Clause in 1993 compared to 1992 reflects the expiration of the Louisa Phase-In Clause on June 30, 1993.


Operating Income Taxes

     Income tax expense increased in 1993 compared to 1992 primarily due to higher taxable income.

     The Omnibus Budget Reconciliation Act of 1993 (the Act) was signed into law on Aug. 10, 1993. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which the Company adopted Jan. 1, 1993, the adjustments required as a result of the increase in income tax rates included in the Act were recorded in the third quarter of 1993. The primary financial effect of the new tax law was an increase in net regulatory assets and deferred income tax liabilities of approximately $8 million.

     Income tax expense decreased in 1992 compared to 1991 primarily due to lower taxable income.


Oil and Gas Revenues of InterCoast Energy Company

     Oil and gas revenues of InterCoast increased in 1993 compared to 1992 and in 1992 compared to 1991 primarily due to higher production volumes reflecting additional acquired reserves, successful drilling results and higher gas prices, partially offset by lower oil prices.

     In the event that 1994 oil and gas prices are below such prices for 1993, oil and gas operating income could be reduced from 1993 levels.


Expenses of InterCoast Energy Company

     Expenses of InterCoast increased in 1993 compared to 1992 and in 1992 compared to 1991 primarily due to greater oil and gas expenses, increased interest expense reflecting InterCoast's additional long-term debt outstanding and greater other operating expenses.


Utility Interest Charges

     Decreased interest on long-term debt in 1993 compared to 1992 and in 1992 compared to 1991 reflects refinancing of several series of long-term debt at lower interest rates.


Miscellaneous

     The change in 1993 compared to 1992 is due primarily to the receipt of non-recurring interest income related to federal income tax refunds.


Other Matters

     Since utility properties are accounted for, and reflected in the cost of service on which utility rates are based, at historical cost, the potentially material effect of inflation and changing prices is not reflected in the consolidated financial statements.

     The Company's efforts continue to focus on achievement of business growth through the application of marketing and economic development programs to achieve energy-efficient growth in its sales of utility services, pursuit of off-system electric sales and development of its non-regulated energy businesses. The Company currently forecasts average annual growth in electric and gas sales of 1.7% and 1.4%, respectively, for the next ten years.

The Company's electric generation and transmission systems are sufficient to meet future demands and the Company has access to multiple suppliers of natural gas.

     The National Energy Policy Act (NEPA) of 1992 will likely have a significant effect on electric utility companies. With passage of NEPA, the Company could be required to open its transmission lines to non-utility energy producers. Although the Company cannot now predict the ultimate impact of NEPA, the Company believes it is likely that the competitive factors which impact its utility businesses will continue to increase. In light of this belief, in rate cases filed in 1992 and 1993, the Company took steps to more fully implement "cost-of-service" pricing.

     The Company is also continuing to work to more closely balance its electric generating capacity with customers' energy demands.

     The Company's corporate improvement program, begun in 1992, focuses on the achievement of major productivity gains.

     The strategy of the non-regulated business is focused on areas which relate closely to the Company's core utility businesses: oil and natural gas, energy services and financial investments.

     Deregulation of the electric utility industry may provide some new opportunities for InterCoast. InterCoast Power Marketing Company (IPM), a subsidiary of InterCoast which was established in October 1993, has filed a petition with the Federal Energy Regulatory Commission (FERC) seeking "marketer" status. IPM currently acts as a broker for buyers and sellers of wholesale electric power. With marketer status, IPM also could acquire and resell power.


LIQUIDITY AND CAPITAL RESOURCES

     In 1993, 1992 and 1991, net cash from utility operating activities, after dividends, was $68 million, $30 million and $58 million, respectively.

     Utility construction expenditures totaled $67 million in 1993. The Company's current utility construction program forecast calls for expenditures of $87.6 million in 1994. Approximately 65% of these expenditures are expected to be met from cash generated from operations. The Company's utility capital requirements for the years 1994-1998 include budgeted construction expenditures of $319.6 million, expected contributions to nuclear decommissioning trust funds of $45.7 million and maturities, sinking funds and redemptions related to long-term debt of $98.2 million. The estimated 1994-1998 construction expenditures include $67.6 million for electric transmission and distribution system construction, $79.9 million for electric production construction (principally at the Quad-Cities Station), $57.8 million for general plant construction, $51.6 million for nuclear fuel and $62.7 million for gas plant construction. Approximately 95% of these construction expenditures are expected to be met by cash generated from operations.

     The Company presently plans to take the necessary steps in 1994 to convert its Dividend Reinvestment Plan from one where its common shares are purchased for participants in the open market to one providing for original issue shares. The additional cash obtained is expected to be used to fund current and future utility construction expenditures.

     Inter-granular stress corrosion was discovered in 1983 in certain stainless steel piping at the Quad-Cities Station. Remedial actions intended to avoid the need to replace such piping continue. Accordingly, the Company's budgeted construction expenditures do not include any amounts which may be required to pay the Company's share of the cost of replacing such piping. If replacement of all such piping were required, the Company's share of the costs of such replacement would be approximately $55 million at current price levels. Replacement of such piping would result in an extended outage and require the purchase of replacement power.

     In 1993 and prior years, additional current income tax liability resulted and accumulated deferred income tax benefits have been recorded due to the application of federal and state Alternative Minimum Tax (AMT). The accumulated provision for these additional taxes at Dec. 31, 1993, in the amounts of $32.3 million in federal AMT and $5.5 million in state AMT, represents AMT credits which may be carried forward indefinitely to offset future regular tax liabilities.

     In 1993, the Company sold $176.1 million principal amount of First Mortgage Bonds and Pollution Control Obligations to refinance $160.2 million principal amount of First Mortgage Bonds, Pollution Control Obligations and short-term debt. In addition, the Company sold $10 million of Preference Stock principally to refinance $8.6 million of Preference Stock. The balance of such proceeds was used for general corporate purposes.

     The aggregate amounts of maturities and cash sinking fund requirements for long-term debt outstanding at Dec. 31, 1993 are $200,000 for 1994 and $98.2 million for the years 1994-1998.

     At Dec. 31, 1993, the Company had bank lines of credit of $72.8 million to provide short-term financing for its utility operations. All such lines of credit were unused. The Company generally maintains compensating balances under its bank line of credit arrangements. The Company has regulatory authority to incur up to $100 million of short-term debt for its utility operations. At Dec. 31, 1993, the Company had $31 million of outstanding short-term commercial paper notes.

     The capitalization ratios for the Company's utility businesses (including short-term debt, long-term debt maturing within one year and preference shares redeemable within one year) at the end of each of the last three years were as follows:

                                          Dec. 31,
                                 1993       1992       1991

Long-term debt, including
  current maturities........     45.0%      40.8%      42.7%
Short-term debt.............      3.7        6.4        6.7
   Total debt...............     48.7       47.2       49.4
Preferred and Preference
  stock equity..............      8.5        8.4        8.9
Common stock equity.........     42.8       44.4       41.7

                                100.0%     100.0%     100.0%


     The Company's selections of long-term financing alternatives are affected by provisions of its Mortgage relating to its First
Mortgage Bonds and its Articles of Incorporation relating to Preferred Shares.

     Under the Mortgage, the Company may issue First Mortgage Bonds on the basis of 60% of available net property additions, provided net earnings available for interest (before income taxes) are at least two times annual interest charges on First Mortgage Bonds and Prior Lien Bonds then to be outstanding. Not more than 10% of such net earnings can be derived from certain sources, principally non-operating income (which includes allowance for funds used during construction). As of Dec. 31, 1993, available net property additions would have permitted the issuance of at least $240 million principal amount of additional First Mortgage Bonds.

     Under the Articles of Incorporation, the Company may not become liable for debt (other than short-term indebtedness not exceeding 10% of the sum of items (a) and (b) below, or indebtedness issued for purposes of refunding, reacquiring or retiring certain securities) if, after becoming liable, the total principal amount of all indebtedness (excluding short-term indebtedness, as defined above) would exceed 65% of the aggregate of (a) the total principal amount of all long-term indebtedness and (b) the capital and surplus of the Company.

     The Company's First Mortgage Bond ratings as assigned by
Duff & Phelps Inc., Fitch Investors' Service, Moody's Investor
Services Inc. and Standard & Poor's Corporation are AA-, AA, Aa3 and AA, respectively.

     In April 1992, the FERC issued Order No. 636, directing a restructuring by interstate pipeline companies for their natural gas sales and transportation services. The FERC Order contemplated that transitional gas supply realignment costs relating to this restructuring may be billed by interstate pipelines to their customers. The amount of transition costs which the FERC may ultimately authorize the pipelines to bill the Company is estimated to be $35 to $50 million. The Company expects to be allowed to include provisions for such costs in its customer billings.

     The Company is investigating five properties currently owned by the Company which were, at one time, sites of gas manufacturing plants. The purpose of these investigations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether the Company has any responsibility for remedial action. One site is located in Illinois and four sites are located in Iowa. With regard to the Illinois property, the Company has signed a working agreement with the Illinois Environmental Protection Agency to perform further investigation to determine whether waste materials are present and, if so, whether such materials constitute an environmental or health risk. At Dec. 31, 1993, an estimated liability of $3.4 million has been recorded for litigation, investigation and remediation related to the Illinois site. A regulatory asset has been recorded reflecting anticipated cost recovery through rates in Illinois. With regard to the Iowa sites, no agreement or consent order has been negotiated to perform any site investigations or remediation.
The Company has recorded a $4 million estimated liability for the Iowa sites. A regulatory asset has been recorded based on the current regulatory treatment of comparable costs in Iowa. The estimated recorded liabilities for these properties are based upon preliminary data. Thus, actual costs could vary significantly from the estimates. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries. Although the timing of incurred costs, recoveries and the inclusion of provision for such costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on the Company's financial position or results of operations.

     Clean Air Act legislation was signed into law in November 1990 and U.S. Environmental Protection Agency rulemaking proceedings are underway. The Company has four jointly and one wholly owned coal-fired generating stations which represent approximately 65% of the Company's electric generating capability. Each of these facilities will be impacted to varying degrees by the legislation.

     Only one unit at the wholly owned generating station, representing approximately 10% of the Company's electric generating capability, will be impacted by the emission reduction requirements effective in 1995. The compliance strategy for this unit includes modifications to allow for burning low sulfur coal, modifications for nitrogen oxide control and installation of a new emission monitoring system. The Company's remaining construction expenditures relative to this work are estimated to be $5.4 million.

     The four generating stations not affected until 2000 already burn low sulfur coal, so additional capital costs will not be incurred for sulfur dioxide emission reduction requirements. Installation of low nitrogen oxide burners is required at one of these facilities and existing emission monitoring systems at all four facilities will require upgrading. The Company's remaining construction cost for this work is estimated to be $2.1 million.

     It is anticipated that any costs incurred by the Company to comply with the Clean Air Act legislation would be included in the cost of service on which the Company's rates for utility service are based.

     The National Energy Policy Act of 1992 established funding for the decontamination and decommissioning of nuclear enrichment facilities operated by the Department of Energy (DOE). A portion of such funding is to be collected over a 15-year period which began in 1992 from electric utilities that had previously purchased enrichment services from the DOE. At Dec. 31, 1993, the Company's liability for its share of such funding is $10.7 million. In 1993 and 1992, $770,000 and $200,000 of such payments were charged to fuel expense and recognized in the energy adjustment clauses.

     In September 1993, Medallion Production Company acquired all the outstanding capital stock of DKM Resources Inc. from the Dyson-Kissner-Moran Corporation, New York. Medallion is the oil and gas business of InterCoast. The transaction totaled more than $50 million and more than doubled Medallion's oil and gas reserve base.

     The forecasted 1994 capital expenditures for InterCoast are approximately $82.6 million. Actual expenditures are dependent on overall InterCoast performance and general market conditions.

     InterCoast's unsecured Senior Notes (Notes) are issued in private placement transactions. All Notes are issued without recourse to the parent Company.

     InterCoast's aggregate amounts of maturities and cash sinking fund requirements for long-term debt outstanding at Dec.
31, 1993 are $59 million for 1994 and $256.5 million for the years 1994-1998. Amounts due in 1994 are expected to be refinanced with debt instruments and operating cash flow.

     In January 1994, InterCoast renegotiated its unsecured revolving credit facility agreement. The renegotiation increased the amount of capital available from $65 million to $110 million.

The amended credit agreement matures Feb. 14, 1996. Borrowings under this agreement may be on a fixed rate, floating rate or competitive bid rate basis. All such borrowings are without recourse to the parent Company. Borrowings at Dec. 31, 1993 were $44.5 million at a weighted average interest cost of 4.1%. No such borrowings were outstanding at Dec. 31, 1992.

     InterCoast is subject to certain restrictions under the terms of its borrowing arrangements. Such restrictions include provisions which limit the amounts that can be expended for dividends and the issuance of additional debt. At Dec. 31, 1993, $16.5 million was available for dividends. In addition, at Dec. 31, 1993, under the most restrictive of such provisions, additional debt up to $17 million could be issued.

     The Company's consolidated capitalization ratios (including short-term debt, long-term debt maturing within one year and preference shares redeemable within one year) at the end of each of the last three years were as follows:

                                          Dec. 31,
                                 1993       1992       1991

Long-term debt, including
  current maturities.........    52.9%      49.2%      49.3%
Short-term debt..............     2.4        4.3        4.7
   Total debt................    55.3       53.5       54.0
Preferred and Preference
  stock equity...............     5.5        5.7        6.2
Common stock equity..........    39.2       40.8       39.8

                                100.0%     100.0%     100.0%


     Quarterly common stock dividends were paid in 1993 and 1992 at a rate of 43.25 cents per share, a total of $1.73 for each of the years.