Form 10-K, Exhibit 13
period 1993-12-31
IOWA ILLINOIS GAS & ELECTRIC CO
filed 1994-03-25
CIK 52491




                                IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                                  CONSOLIDATED STATEMENTS OF INCOME


                                                                    Year Ended December 31,
                                                                1993         1992        1991
                                                          (In thousands, except per share amounts)


     OPERATING REVENUES
       Electric                                               $338,593     $312,667    $331,577
       Gas                                                     206,821      184,867     180,960
                                                               545,414      497,534     512,537

     OPERATING EXPENSES AND TAXES
       Operation-
         Cost of gas sold                                      141,712      125,317     126,134
         Cost of fuel, energy and capacity                      64,619       58,266      65,437
         Other operation                                       104,281      102,311      95,590
       Maintenance                                              44,524       39,536      39,408
       Provision for depreciation                               58,647       53,941      48,501
       Depreciation and equity funds recovered
         under Louisa Phase-In Clause                            2,370        4,515       4,086
       Income taxes                                             24,477       16,320      25,360
       Property and other taxes                                 33,401       33,827      32,711
                                                               474,031      434,033     437,227

     OPERATING INCOME                                           71,383       63,501      75,310

     OTHER INCOME
       InterCoast Energy Company -
         Oil and gas revenues                                   54,979       28,478       6,740
         Other income                                           29,105       27,350      26,350
         Expenses, including interest and
           provision for income taxes                          (71,583)     (46,351)    (25,697)
         Net income of InterCoast Energy Company                12,501        9,477       7,393
       Miscellaneous                                               461         (984)       (648)
                                                                12,962        8,493       6,745

     INCOME BEFORE UTILITY INTEREST CHARGES                     84,345       71,994      82,055

     UTILITY INTEREST CHARGES
       Interest on long-term debt                               24,471       25,793      27,096
       Other interest expense                                    1,625        1,872       2,040
       Allowance for borrowed funds
         used during construction                                 (979)      (1,104)     (1,448)
                                                                25,117       26,561      27,688

     NET INCOME                                                 59,228       45,433      54,367

     PREFERRED AND PREFERENCE
       DIVIDEND REQUIREMENTS                                     4,995        5,029       4,347

     NET INCOME ON COMMON SHARES                               $54,233      $40,404     $50,020


     AVERAGE COMMON SHARES OUTSTANDING                          29,338       27,944      26,838


     NET INCOME PER AVERAGE
       COMMON SHARE OUTSTANDING                                  $1.85        $1.45       $1.86


     CASH DIVIDENDS DECLARED AND PAID PER COMMON SHARE           $1.73        $1.73       $1.71

     The accompanying notes to consolidated financial statements are an intergral part of these statements.

                                                -1-
/TABLE

                                         IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                                               CONSOLIDATED BALANCE SHEETS

                                                                                    December 31,
                                                                                  1993        1992
                                                                                   (In thousands)
              PROPERTY AND OTHER ASSETS
     UTILITY PLANT, at original cost
        Electric                                                              $1,279,700  $1,235,276
        Gas                                                                      271,342     260,963
                                                                               1,551,042   1,496,239
        Less--Accumulated provision for depreciation                             605,708     569,104
                                                                                 945,334     927,135
        Nuclear fuel, net of accumulated amortization                             25,120      26,314
        Construction work in progress                                             22,791      32,541
                                                                                 993,245     985,990
     CURRENT ASSETS
        Cash and cash equivalents                                                 17,844      20,827
        Accounts receivable, less reserves of $1,165 and $1,171                   43,389      45,823
        Accrued unbilled revenues                                                 22,182      20,615
        Inventories                                                               35,597      40,147
        Deferred gas expense                                                       5,794       8,887
        Other                                                                     18,246      14,972
                                                                                 143,052     151,271
     INVESTMENTS
        InterCoast Energy Company investments                                    501,829     442,149
        Nuclear decommissioning trust fund                                        39,470      29,675
        Corporate-owned life insurance                                            12,836       9,344
                                                                                 554,135     481,168
     OTHER ASSETS
        Regulatory assets                                                         92,828      31,257
        Other                                                                     10,303       9,685
                                                                                 103,131      40,942
                                                                               1,793,563   1,659,371
              CAPITALIZATION AND LIABILITIES
     CAPITALIZATION (See accompanying statements)                              1,183,641   1,152,216
     CURRENT LIABILITIES
        Notes payable                                                             31,000      52,500
        Debt and preference shares redeemable within one year                     59,232      11,235
        Accounts payable                                                          44,847      39,783
        Accrued taxes                                                             24,913      27,556
        Accrued interest                                                          11,413      13,018
        Accrued gas expense                                                       11,745      11,528
        Other                                                                     18,322      17,542
                                                                                 201,472     173,162
     OTHER LIABILITIES
        Capital lease obligations                                                 10,036      10,500
        Accumulated provision for nuclear decommissioning                         39,470      29,675
        Other                                                                     42,984      35,929
                                                                                  92,490      76,104
     ACCUMULATED DEFERRED INCOME TAXES                                           274,605     214,326
     ACCUMULATED DEFERRED INVESTMENT TAX CREDITS                                  41,355      43,563

                                                                              $1,793,563  $1,659,371

     The accompanying notes to consolidated financial statements are an integral part of these statements.














                                                    -2-
/TABLE

                                       IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                                     CONSOLIDATED STATEMENTS OF CAPITALIZATION
                                                                                 December 31,
                                                                             1993            1992
                                                                                (In thousands,
                                                                             except share amounts)
    COMMON SHAREHOLDERS' EQUITY
       Common shares-authorized 80,000,000 shares-
          outstanding 29,352,173 and 29,349,177 shares stated at           $280,009        $280,055
       Retained earnings                                                    219,371         216,082
       Other                                                                     32            (555)
       Total                                                                499,412    42%  495,582    43%

    PREFERRED SHARES-authorized 400,000 shares, cumulative-
       Not subject to mandatory redemption-outstanding-
          $4.36 Series Preferred, 60,000 shares (callable at $102.125)        6,000           6,000
          $4.22 Series Preferred, 40,000 shares (callable at $100)            4,000           4,000
          $7.50 Series Preferred, 98,288 shares (callable at $101.88)         9,829           9,829
       Total                                                                 19,829     2%   19,829     2%

    PREFERENCE SHARES-authorized 2,386,250 and 2,392,000 shares, cumulative-
       Subject to mandatory redemption-outstanding-
          $5.25 Series Preference, 100,000 shares                            10,000            -
          $7.90 Series Preference, 86,250 shares                               -              8,625
          $7.80 Series Preference, 400,000 shares (callable at $107.80)      40,000          40,000
       Total                                                                 50,000     4%   48,625     4%

    LONG-TERM DEBT
       First Mortgage Bonds-
          5-7/8% Series, due 1997                                            22,000          22,000
          Adjustable Rate Series, due 1997 (7.6% and 9.7%)                   25,000          25,000
          5.05% Series, due 1998                                             50,000            -
          7-5/8% Series, due 1999                                              -             15,000
          7-7/8% Series, due 1999                                              -             20,000
          6.0% Series, due 2000                                              35,000            -
          8.15% Series, due 2001                                             40,000          40,000
          7.70% Series, due 2004                                             60,000          60,000
          7-5/8% Series, due 2005                                              -              6,850
          8-1/4% Series, due 2007                                              -             30,000
          5.8% Series, due 2007                                              12,750          12,750
          7-3/4% Series, due 2010                                              -              4,200
          8-1/2% Series, due 2017                                              -             60,000
          7.45% Series, due 2023                                             30,000            -
          6.95% Series, due 2025                                             50,000            -
                                                                            324,750         295,800

       Pollution Control Obligations-
          5.75%, due 2003                                                     3,828           4,060
          Variable Rate-
             Due 2016 (3.2%)                                                  4,200            -
             Due 2016 (2.4% and 2.8%)                                        29,500          29,500
             Due 2017 (2.5% and 3.0%)                                         3,900           3,900
             Due 2023 (3.2%)                                                  6,850            -

       Unamortized debt premium and discount, net                            (1,128)         (2,080)
       Total utility                                                        371,900         331,180

       InterCoast Energy Company-
          Senior Notes-
             9.83%, due 1994                                                   -             15,000
             7.89%, due 1994                                                   -             28,000
             9.80%, due 1995                                                  9,000          17,000
             10.01%, due 1995                                                15,000          15,000
             8.27%, due 1995                                                 32,000          32,000
             9.30%, due 1995 and 1996                                        17,000          25,000
             10.20%, due 1996 and 1997                                       60,000          60,000
             7.34%, due 1998                                                 20,000          20,000
             7.76%, due 1999                                                 45,000          45,000
          Borrowings under unsecured revolving credit facility (4.1%)        44,500            -
       Total InterCoast Energy Company                                      242,500         257,000

       Total                                                                614,400    52%  588,180    51%

                                                                         $1,183,641   100%$1,152,216  100%

    The accompanying notes to consolidated financial statements are an integral part of these statements.
                                                   -3-
/TABLE

                               IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Year Ended December 31,
                                                     1993       1992       1991
                                                           (In thousands)
    CASH FLOWS FROM OPERATING ACTIVITIES
       Net income                                   $59,228    $45,433    $54,367
       Adjustments to reconcile net income
          to net cash from operating activities -
             Depreciation                            63,839     58,374     52,381
             Depletion                               12,880      8,517      3,025
             Depreciation and equity funds recovered under
                Louisa Phase-In Clause                2,370      4,515      4,086
             Nuclear fuel amortization                7,989      7,860      8,832
             Deferred income taxes, net               9,707      5,128     10,874
             Tax credits, net                        (2,208)    (2,326)    (2,385)
             Net gain on disposition of securities   (3,289)    (4,261)    (3,464)
             Changes in current assets and liabilities -
                Accounts receivable                   2,434     (2,937)     2,664
                Accrued unbilled revenues            (1,567)    (2,340)     6,028
                Inventories                           4,550       (349)    (4,603)
                Deferred and accrued gas expense      3,310     (7,641)       428
                Accounts payable                      5,038      3,529     (2,797)
                Accrued taxes                        (2,643)     2,794     (2,613)
                Other current assets and liabilitie  (4,659)    (6,568)     2,533
             Energy-efficiency program cost deferra  (5,669)    (4,005)      (877)
             Other                                    3,054     (5,743)     1,318
       Net cash from operating activities           154,364     99,980    129,797

    CASH FLOWS FROM INVESTING ACTIVITIES
       Utility plant expenditures                   (60,162)   (64,385)   (55,389)
       Nuclear fuel expenditures                     (6,795)    (9,313)    (6,163)
       Nuclear decommissioning trust fund            (7,918)    (4,469)   (11,766)
       Oil and gas investments                      (73,538)   (22,169)   (34,885)
       Purchase of investments                      (68,239)   (94,179)  (116,675)
       Sale of investments                           70,371     51,856     58,296
       Other                                         (1,151)    (6,826)    (4,849)
       Net cash from investing activities          (147,432)  (149,485)  (171,431)

    CASH FLOWS FROM FINANCING ACTIVITIES
       Common stock issued                             -        61,563       -
       Preference shares issued                      10,000       -        40,000
       Preference shares redeemed                    (9,373)      (575)      (575)
       Long-term debt issued                        175,784     59,830     39,945
       Long-term debt retired                      (143,493)   (62,626)   (56,122)
       Long-term borrowings of InterCoast Energy Company -
          Senior Notes issued                          -        65,000     60,000
          Senior Notes retired                       (8,000)      -          -
          Increase (decrease) in unsecured revolving
            credit facility                          44,500    (15,100)    (3,900)
       Increase (decrease) in short-term borrowings (21,500)      -        20,000
       Dividends paid                               (55,745)   (53,630)   (49,735)
       Issuance expense                              (2,088)    (3,187)      (868)
       Net cash from financing activities            (9,915)    51,275     48,745

    NET INCREASE (DECREASE) IN CASH AND
       CASH EQUIVALENTS                              (2,983)     1,770      7,111

    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR   20,827     19,057     11,946

    CASH AND CASH EQUIVALENTS AT END OF YEAR        $17,844    $20,827    $19,057

    SUPPLEMENTAL CASH FLOW INFORMATION
       Cash paid during the year for -
          Interest (net of amounts capitalized)     $51,295    $48,036    $45,354
          Income taxes                               18,014     10,074     18,129

    The accompanying notes to consolidated financial statements are an integral part of these statements.

                                            -4-
/TABLE

                                IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                             CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                                                    Year Ended December 31,
                                                                1993         1992         1991
                                                                       (In thousands)
     BALANCE BEGINNING OF YEAR                                $216,082     $224,345     $220,512

     ADD-NET INCOME                                             59,228       45,433       54,367

     DEDUCT:
        Cash dividends declared-
             Preferred and preference shares                     4,978        5,026        4,604
             Common shares                                      50,756       48,592       45,901
         Loss on reissuance of treasury shares                      32           78           29
         Premium paid to reacquire preference shares               173         -            -
                                                                55,939       53,696       50,534

     BALANCE END OF YEAR                                      $219,371     $216,082     $224,345


     The accompanying notes to consolidated financial statements are an integral part of these statements.











                                            -5-

                     Iowa-Illinois Gas and Electric Company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies:

(A) Principles of Consolidation

     The consolidated financial statements include the Company and its wholly owned, non-regulated subsidiary, InterCoast Energy Company (InterCoast). Intercompany transactions have been eliminated.
_________________________________________________________________

(B) Regulation

     The Company's utility operations are subject to the regulation of the Iowa Utilities Board (IUB), the Illinois Commerce Commission (ICC) and the Federal Energy Regulatory Commission (FERC). The Company's accounting policies and the accompanying Consolidated Financial Statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process. Such effects concern mainly the time at which various items enter into the determination of net income in accordance with the principle of matching costs and revenues.

     The following regulatory assets represent probable future revenue to the Company because provisions for these costs are expected to be included in charges to utility customers through the ratemaking process:

                                           Dec. 31,
                                      1993          1992
                                        (In thousands)

Income taxes related to Statement
     of Financial Accounting
     Standards No. 109 (SFAS 109).  $50,535       $  -
Unamortized premium on reacquired
     debt.........................   11,513         5,963
Deferred energy-efficiency
     program costs................   10,791         5,122
United States Department of Energy
     (DOE) nuclear enrichment
     facilities decontamination
     and decommissioning fee......   10,656        11,800
Manufactured gas plant site
     related costs................    7,768         5,341
Deferred pension costs............    1,565           661
Louisa Phase-In Clause............     -            2,370
                                    $92,828       $31,257

     Refer to Note 4 for information regarding SFAS 109.

     Consistent with regulatory treatment, the premiums paid to reacquire debt prior to scheduled maturity dates are deferred and amortized over the life of the debt issued to finance the reacquisitions.

     In 1991, the Company filed a comprehensive three-year energy-efficiency plan with the IUB in compliance with 1990 Iowa legislation. The legislation permits recovery of deferred energy-efficiency program costs, and related carrying charges, so long as the utility's programs are cost effective or, if not cost effective, planned and implemented in a prudent and reasonable manner. The Company will file its initial application for cost recovery of deferred energy-efficiency program costs in October 1994.

     The National Energy Policy Act of 1992 established funding for the decontamination and decommissioning of nuclear enrichment facilities operated by the DOE. A portion of such funding is to be collected over a 15-year period which began in 1992 from electric utilities that had previously purchased enrichment services from the DOE. At Dec. 31, 1993, the Company's liability for its share of such funding is $10.7 million. In 1993 and 1992, $770,000 and $200,000 of such payments were charged to fuel expense and recognized in the energy adjustment clauses.

     In Illinois, costs related to the litigation, investigation and remediation of former manufactured gas plant sites are recovered through gas and electric adjustment riders. Costs from 1992 and 1993 were deferred pursuant to an ICC order for recovery beginning in 1994. All such costs are to be amortized over a five-year period and no carrying charges are assigned to the unamortized balances. In Iowa, costs related to the litigation, investigation and remediation of former manufactured gas plant sites are being expensed as incurred. The Company's current Iowa gas rates include an annual provision of $250,000 for such costs. Refer to Note 14 for information regarding former manufactured gas plant sites.

     Refer to Note 5 for information regarding deferred pension costs.

     Pursuant to a 1983 Order of the ICC, the Company established an adjustment clause which gave ratemaking recognition to the depreciation charges and equity return requirements applicable to the portion of the Company's Louisa Generating Station investment which is allocable to Illinois. From October 1983 through June 1987, the Clause deferred the inclusion in rates of portions of both the depreciation and equity return related to the Louisa Station. From July 1, 1987 through June 30, 1993, the deferred balances were recovered in rates at a levelized annual revenue amount of approximately $6.6 million. The Clause, which provided a current cash return on the deferred balances, expired on June 30, 1993 with the recovery of all deferred amounts.
_________________________________________________________________

(C) Customer Receivables and Operating Revenues

     The Company's customer receivables, gas and electric sales and gas transportation revenue are derived from supplying and delivering electricity and natural gas to a well diversified base of residential, commercial and industrial customers located in central and eastern Iowa and western Illinois. Customer accounts receivable include the following amounts by class of customer:

                                           Dec. 31,
                                     1993           1992
                                        (In thousands)

Residential....................    $ 25,564       $ 23,810
Commercial.....................       8,166          8,380
Industrial.....................       6,608          6,647
Other..........................         646          1,156


     Revenues are recorded as services are rendered to customers. The Company records unbilled revenues, and related energy costs, representing the estimated amount customers will be billed for services rendered between the meter reading dates in a particular month and the end of that month.
_________________________________________________________________

(D) Energy Costs

     The energy (electric fuel and energy and purchased gas) rate provisions in the Company's tariffs are designed to provide for separately stated energy billings which cover changes in applicable net energy costs from levels incorporated in base rates. Differences between applicable energy costs incurred and energy rate revenues billed in any given period are accounted for as other current assets or other current liabilities, pending the disposition of such differences through reconciliation provisions provided in the energy adjustment clauses.
_________________________________________________________________

(E) Nuclear Fuel Costs
     Included as a part of the cost of nuclear fuel is a provision for its estimated disposal cost which is being recognized at a rate of 1 mill per kilowatt-hour of nuclear generation in conformance with DOE rules. Such amounts are recoverable through the energy adjustment clauses.
_________________________________________________________________

(F) Allowance for Funds Used During Construction

     The allowance for funds used during construction (AFUDC) includes the costs of equity and borrowed funds used to finance construction which are capitalized in accordance with rules prescribed by the FERC. The FERC's Uniform System of Accounts defines AFUDC as the net cost of borrowed funds used for construction and a reasonable rate to reflect the costs of other funds so used. Under FERC rules, if average short-term debt outstanding exceeds average construction work in progress (CWIP), all CWIP is assumed to have been financed with short-term debt. This situation arose in 1993, 1992 and 1991, when the Company's AFUDC rates were 3.3%, 3.8% and 6.0%, respectively, compounded semi-annually. While currently capitalized AFUDC does not represent a current source of cash, it does represent a basis for future sources of cash through the inclusion in rates of depreciation charges and allowance for returns on investment.
_________________________________________________________________

(G) Depreciation

     Depreciation is computed using the straight-line method. Provisions for depreciation, expressed as an annual percentage of the cost of average depreciable plant in service, were as follows for the periods shown:

                                      Year Ended Dec. 31,
                                    1993     1992     1991
Electric........................    4.2%     4.0%     3.7%
Gas.............................    4.0      3.8      3.7


      An allowance for the estimated decommissioning costs of the Quad-Cities Nuclear Power Station (Quad-Cities) is included in depreciation expense. The Company's share of the cost to decommission the Quad-Cities units is estimated to be $172.7 million in 1993 dollars. Such decommissioning costs include the cost of decontamination, dismantlement and site restoration in accordance with Nuclear Regulatory Commission guidelines. Electric tariffs included provisions for the costs of nuclear decommissioning of $7.9 million, $5.0 million and $1.7 million for 1993, 1992 and 1991, respectively.

     The Company has established an external trust for the investment of funds collected for nuclear decommissioning. Electric tariffs for 1994 include provisions for annual decommissioning costs of approximately $9.1 million. In Illinois, nuclear decommissioning costs are included in customer billings through a mechanism which permits annual adjustments. In Iowa, such costs are reflected in base rates.
_________________________________________________________________

(H) Scheduled Nuclear Refueling Outage Costs

     Incremental operation and maintenance costs due to scheduled nuclear refueling outages are accrued, based upon the planned outage schedules and the estimated costs for such outages, over the estimated periods (approximately eighteen months) between scheduled outages. Any differences between accrued and actual outage costs are expensed in the periods in which the outages occur.
_________________________________________________________________

(I) Marketable Securities

     InterCoast's holdings of preferred stocks, common stocks and mutual funds are stated at the lower of aggregate cost or market. A decline in the market value of marketable equity securities below their cost basis is recognized in the consolidated financial statements through the establishment of a valuation allowance which is reflected as a reduction of shareholders' equity. An other than temporary decline in the value of a marketable security is recognized through a write-down or write-off of the investment.

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). This statement requires that equity securities with readily determinable fair values and all debt securities be classified into one of the following three categories: 1) Trading securities,
2) Available-for-Sale securities or 3) Held-to-Maturity securities. The Company will adopt SFAS 115 in 1994. It is anticipated that such adoption will not have a material effect on financial position or results of operations.
_______________________________________________________________

(J) Oil and Gas

     InterCoast uses the full cost method of accounting for oil and gas drilling operations. Under the full cost method, all exploration and development costs are capitalized and amortized over the estimated production from proved oil and gas reserves. Under the full cost method, net capitalized costs may not exceed the present value of proved reserves as determined under the rules of the Securities and Exchange Commission.
_________________________________________________________________

(K) Consolidated Statements of Cash Flows

     For purposes of the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments held which have original maturities of three months or less to be cash equivalents. No material non-cash investing or financing transactions occurred during 1993, 1992 or 1991.
_________________________________________________________________

(L) Reclassification

     Certain 1991 and 1992 amounts have been reclassified to conform to the current year presentation.
_________________________________________________________________


(2) Rate Matters:

(A) Iowa Rate Filing

     On May 3, 1993, the Company filed revised electric rates with the IUB designed to increase annual electric revenues by approximately $13.5 million (7.5%) and to provide for any increase in the federal corporate income tax rate ultimately enacted. A temporary annual rate increase of $6.8 million (3.8%) became effective July 26, 1993. In 1993, approximately $3.1 million was billed, subject to refund, pursuant to such temporary rates. In February 1994, the IUB approved rates at the $6.8 million level.
_________________________________________________________________

(B) Illinois Rate Filings

     On Sept. 1, 1992, the Company filed revised electric and gas rates with the ICC to increase annual electric and gas revenues by approximately $14 million (12%) and $3 million (5.9%), respectively. On July 28, 1993, electric and gas increases of $9.6 million (8.6%) and $2 million (3.7%), respectively, became effective following ICC approval. On Jan. 15, 1994, additional electric and gas increases of $230,000 (0.2%) and $49,000 (0.1%), respectively, related to the increase in the federal corporate income tax rate became effective following ICC approval on rehearing. The ICC also approved electric and gas riders which permit the Company to recover costs of litigation, investigation and remediation relating to former manufactured gas plant sites.
_________________________________________________________________

(C) Federal Gas Transition Costs

     In April 1992, the FERC issued Order No. 636, directing a restructuring by interstate pipeline companies for their natural gas sales and transportation services. The FERC Order contemplated that transitional gas supply realignment costs relating to this restructuring may be billed by interstate pipelines to their customers. The amount of transition costs which the FERC may ultimately authorize the pipelines to bill the Company is estimated to be $35 to $50 million. The Company expects to be allowed to include provisions for such costs in its customer billings.
_________________________________________________________________

(3) InterCoast Energy Company:

     InterCoast is a wholly owned, non-regulated subsidiary of the Company. The business strategy of InterCoast is focused on areas closely related to the Company's core electric and gas utility businesses. These activities are: oil and natural gas, energy services and financial investments.

     Condensed consolidated financial information of InterCoast and its subsidiaries follows.

Consolidated Statements of Income

                                        Year Ended Dec. 31,
                                     1993       1992       1991
                                           (In thousands)
Income:
  Oil and gas revenues..........   $54,979    $28,478    $ 6,740
  Dividends and interest........    19,103     18,917     16,307
  Realized gains................     3,289      4,261      3,464
  Other income..................     6,713      4,172      6,579
Total income....................    84,084     55,828     33,090
Expenses:
  Oil and gas...................    38,749     20,285      4,911
  Interest......................    24,573     20,994     17,694
  Other expenses................     8,885      6,240      3,789
  Provision for income taxes....   (   624)   ( 1,168)   (   697)
Total expenses..................    71,583     46,351     25,697

Net income......................   $12,501    $ 9,477    $ 7,393

Consolidated Balance Sheets

                                         Dec. 31,
                                     1993       1992
                                      (In thousands)

Current assets..................   $ 21,926   $ 20,978
Investments:
  Marketable securities.........    233,386    234,772
  Oil and gas...................    120,952     60,334
  Equipment leases..............     59,937     58,831
  Energy projects...............     48,777     46,817
  Special purpose funds.........     36,021     35,723
  Other.........................      2,756      5,672
Total investments...............    501,829    442,149
Other assets....................      2,961      3,008

Total assets....................    526,716    466,135

Long-term debt maturing
  within one year...............     59,000      8,000
Other current liabilities.......     20,682     13,869
Long-term debt..................    242,500    257,000
Accumulated deferred income
  taxes.........................     59,433     55,253
Shareholder's equity............    145,101    132,013

Total liabilities and
  shareholder's equity..........   $526,716   $466,135

     InterCoast is subject to certain restrictions under the terms of its borrowing arrangements. Such restrictions include provisions which limit the amounts that can be expended for dividends. At Dec. 31, 1993 and 1992, $16.5 million and $7.1 million, respectively, of InterCoast's equity was available for dividends.
_________________________________________________________________

(4) Income Taxes:

     The IUB has primarily limited the use of deferred income tax accounting to federal income taxes deferred as a result of the use of accelerated tax depreciation, as mandated by the normalization provisions of the Internal Revenue Code. The ICC, however, generally permits deferral of the tax effect of all book and tax differences.

     Investment tax credits (ITC) on the Company's investments in utility plant have been deferred and are being amortized to income over the life of the related property.

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

     On Jan. 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). This statement requires recognition of deferred income tax assets and liabilities, based on enacted tax laws, for all temporary differences between the financial reporting and tax bases of assets and liabilities. The portion of the Company's deferred tax liability applicable to utility operations which has not been reflected in service rates represents income taxes recoverable through future rates. On a consolidated basis, the adoption of SFAS 109 on Jan. 1, 1993 increased deferred income tax liabilities by $42.3 million and resulted in the establishment of a net regulatory asset of $43 million. On a consolidated basis, the cumulative effect on net income of the change in accounting principle was immaterial.

     Income tax expense is reflected in the Consolidated Statements of Income as follows:

                                        Year Ended Dec. 31,
                                     1993       1992       1991
                                           (In thousands)

Included in Operating Expenses:
  Current  -Federal.............   $16,398    $12,607    $24,756
           -State...............     4,429      3,464      6,823
  Deferred -Federal.............     5,318      2,532    ( 3,030)
           -State...............       539         43    (   804)
  Deferred federal ITC, net.....   ( 2,207)   ( 2,326)   ( 2,385)
Total included in Operating
    Expenses....................    24,477     16,320     25,360
Included in Other Income........   (   666)   ( 1,763)   ( 1,262)

Total income tax expense........   $23,811    $14,557    $24,098

     The components of the net deferred tax liability are as follows:

                                                 Dec. 31, 1993
                                                (In thousands)

Accelerated depreciation methods..............    $ 267,942
Income taxes recoverable through future rates.       75,212
AMT credit carryforward.......................     ( 37,756)
Deferred ITC refundable through future rates..     ( 24,641)
Nuclear reserves and decommissioning..........     (  6,708)
Other deferred taxes, net.....................          556

Accumulated deferred income taxes.............    $ 274,605


     The following is a reconciliation of the statutory federal income tax rate to the overall effective income tax rate (computed by dividing income taxes, including income tax amounts applicable to other income, by net income before the deduction of such taxes):

                                         Year Ended Dec. 31,
                                     1993       1992       1991
Statutory federal income
  tax rate......................     35.0%      34.0%      34.0%
State income taxes, net of
  federal income tax benefit....      4.7        3.3        4.6
Investment and energy tax
  credits.......................    ( 2.7)     ( 3.9)     ( 3.1)
Excess of book depreciation over
  tax depreciation not deferred.      1.6        2.2        2.6
Dividends received deduction....    ( 5.2)     ( 6.9)     ( 4.3)
Adjustment for method of
  deducting property taxes......    ( 1.4)     ( 2.0)     ( 1.5)
Other items, net................    ( 3.3)     ( 2.4)     ( 1.6)

Overall effective income
  tax rate......................     28.7%      24.3%      30.7%

_________________________________________________________________

(5) Pensions and Other Employee Benefits:

     The Company has a noncontributory defined benefit retirement income plan covering substantially all regular employees. Benefits under the plan are based on participants' compensation, years of service and age at retirement. Funding is based upon the actuarially determined costs of the plan and the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act.

     Provisions for pension costs are determined under generally accepted accounting principles, which include the use of the projected unit credit actuarial cost method. A regulatory adjustment has been made to the pension cost amounts to reflect only the amount of pension cost recognized through the ratemaking process. Net pension cost, part of which was charged to utility plant or billed to others, was $562,000 in 1993, $175,000 in 1992 and $67,000 in 1991. The components of the 1993, 1992 and 1991 pension cost provisions are as follows:

                                        Year Ended Dec. 31,
                                     1993       1992       1991
                                           (In thousands)

Cost of benefits earned during
  the year......................   $ 3,283    $ 2,769    $ 2,434
Interest on projected benefit
  obligation....................    10,480      9,519      8,944
Actual investment return on
  plan assets...................   (17,009)   (12,340)   (13,224)
Net amortization and deferral...     4,712        548      2,034

Pension cost....................     1,466        496        188
Regulatory adjustment...........   (   904)   (   321)   (   121)

Net pension cost................   $   562    $   175    $    67


     The expected long-term rate of return on plan assets used in determining pension cost was 8.75% for 1993, 1992 and 1991.

     A reconciliation of plan assets and liabilities to the accrued pension costs included in the Consolidated Balance Sheets is presented below:

                                         Dec. 31,
                                     1993       1992
                                      (In thousands)
Fair market value of pension plan
  assets, invested primarily in
  equity and fixed-income
  securities....................  $151,134    $140,038
Actuarial present value of
  benefits for services
  rendered to date:
    Accumulated benefits to date,
      including vested benefits
      of $118,300 and $92,318
      for 1993 and 1992,
      respectively..............   122,221      96,382
    Additional benefits based
      on estimated future
      compensation levels.......    29,478      35,859
Projected benefit obligation....   151,699     132,241
Plan assets in excess of (or less
  than) projected benefit
  obligation....................  (    565)      7,797
Unamortized balance of plan net
  assets existing at Jan. 1, 1986,
  being amortized over 17 years.  ( 10,305)   ( 11,450)
Unrecognized prior service cost.    18,849      20,327
Unrecognized net gain...........  ( 10,492)   ( 17,721)
Accrued pension cost............  $( 2,513)   $( 1,047)

Assumed discount rate...........       7.0%        8.0%
Assumed rate of increase in
  future compensation levels....       5.0%        6.0%


     The Company currently provides certain health care and life insurance benefits for retired employees. Substantially all of the Company's employees become eligible for these additional benefits if they reach retirement age while employed by the Company.

     On Jan. 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS 106). SFAS 106 requires accrual of the expected cost of providing postretirement benefits other than pensions to employees over the years the employees are expected to render the necessary service.

     The Company, as permitted by SFAS 106, has elected to amortize to expense over 20 years the $13.6 million accumulated postretirement benefit obligation at Jan. 1, 1993. Prior to 1993, the Company recognized the costs associated with postretirement benefits other than pensions in the year that the benefits were paid. The incremental effect of this change in accounting was to increase 1993 annual operating expenses before income taxes by approximately $1.4 million.

     For its Iowa operations, the Company began including provisions for these costs in its customer rates in January 1993. For its Illinois operations, the Company began including provisions for these costs in its customer rates in July 1993. The Company is externally funding all such provisions.

     The components of the 1993 net postretirement benefits other than pensions cost provision are as follows:

                                        Year Ended Dec. 31,
                                                1993
                                           (In thousands)
     Cost of benefits earned
       during the year..................     $     474
     Interest on accumulated
       postretirement benefit
       obligation.......................         1,061
     Actual investment return
       on plan assets...................        (    6)
     Net amortization and deferral......           688
     Net postretirement benefits
       other than pensions cost.........     $   2,217

     A reconciliation of such postretirement benefit plan assets and liabilities to the amounts included in the Consolidated Balance Sheets is presented below:

                                         Dec. 31,       Jan. 1,
                                           1993          1993
                                             (In thousands)

     Fair market value of plan assets,
       invested primarily in short-
       term securities.................. $    976      $    -
     Actuarial present value of
       benefits for services
       rendered to date:
        Active plan participants........    6,941         6,721
        Fully eligible plan participants    2,321         3,097
        Retirees........................    3,792         3,828
     Accumulated postretirement
       benefit obligation...............   13,054        13,646
     Accumulated postretirement
       benefit obligation in excess
       of plan assets...................  (12,078)      (13,646)
     Unamortized balance of plan
       obligation existing at
       Jan. 1, 1993, being amortized
       over 20 years....................   12,829        13,646
     Unrecognized net gain..............  (   751)          -
     Accrued postretirement benefit
       other than pensions cost......... $    -        $    -

     For measurement purposes, the health care cost trend rate assumed for pre-65 coverage is 13% for 1994, decreasing 1% per year to 5% in 2002 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for health care costs as of Dec. 31, 1993 by $924,000 and the aggregate of the 1993 service and interest cost components of net postretirement health care cost by $137,000. The discount rate used was 7%.

     The Company has adopted voluntary Compensation Deferral and Supplemental Retirement plans for designated executives. Such plans are unfunded and the liabilities thereunder are payable from general funds of the Company. To provide for its liabilities under these plans, the Company has purchased, owns and is the beneficiary of life insurance policies on the lives of participating executives. Returns on such policies are expected to cover the full cost of the related plans.

     In November 1992, the FASB issued Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits (SFAS
112), which will require the Company to accrue the estimated cost of benefits provided to former or inactive employees after employment but before retirement. The Company will adopt SFAS 112 in 1994. Adoption will not have a material effect on financial position or results of operations.
_________________________________________________________________

(6) Jointly Owned Generating Stations:

     Under joint ownership agreements with other utility companies, the Company has undivided interests in one nuclear and four coal-fired electric generating stations. Information concerning each of the jointly owned stations follows:

                        Nuclear               Coal-fired
                                          Council
                      Quad-Cities  Neal    Bluffs  Ottumwa Louisa
                         Units     Unit     Unit    Unit     Unit
                       No. 1 & 2   No.3     No.3    No.1     No.1
In service date.....      1972     1975     1978    1981     1983
Company share of
  utility plant in
  service (in
  millions).........    $193.0    $49.1   $124.1   $73.7   $259.9
Total plant capacity
  -megawatts........     1,539      515      675     708      650
Company share
  -percent..........       25%      29%    32.4%   18.5%      43%

     The Consolidated Financial Statements reflect the Company's portions of all plant investments and all operating costs associated with these units. Depreciation reserves by individual station are not maintained.

     Although the Louisa Unit No. 1 is operated and maintained by the Company, each of the other units is operated and maintained by another utility company. Each participant has provided the financing for its share of the total investment in each project.
________________________________________________________________

(7) Inventories:

     Inventories include the following amounts:

                                           Dec. 31,
                                      1993          1992
                                        (In thousands)

Materials and supplies,
       at average cost............  $15,151       $14,683
Coal stocks, at Last-In,
       First-Out (LIFO) cost......    6,385        11,263
Fuel oil, at average cost.........      249           348
Gas in storage, at LIFO cost......   13,812        13,853
                                    $35,597       $40,147


     At Dec. 31, 1993 prices, the current costs of coal stocks and gas in storage were $7.5 million and $30.5 million, respectively.
_________________________________________________________________

(8) Fair Value of Financial Instruments:

     The following methods and assumptions were used to estimate the fair value at Dec. 31, 1993 of each class of financial instruments for which it is practicable to make such estimates. Tariffs for the Company's utility services are established based on historical cost ratemaking and therefore the impact of any realized gains or losses related to financial instruments applicable to the Company's utility operations is dependent on the treatment authorized under future ratemaking proceedings.

     Cash and cash equivalents - The carrying amount approximates fair value due to the short maturity of these instruments.

     Nuclear decommissioning trust fund - Fair value is based on quoted market prices of the investments held by the fund.

     Marketable securities - Fair value is based on quoted market prices.

     Debt securities - Fair value is based on the discounted value of the future cash flows expected to be received from such investments.

     Equity investments carried at cost - Fair value is based on an estimate of the Company's share of partnership equity or on the discounted value of the future cash flows expected to be received from such investments.

     Equity investments in developing companies - It is not practicable to determine the fair value of such investments as they represent new ventures for which no market price exists.

     Notes payable - Fair value is estimated to be the carrying amount due to the short maturity of these issues.

     Preference shares - Fair value of preference shares with mandatory redemption provisions is estimated based on the quoted market prices for similar issues.

     Long-term debt - Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

                            Dec. 31, 1993       Dec. 31, 1992
                          Carrying    Fair    Carrying    Fair
                           Amount     Value    Amount     Value
                                      (In thousands)
Electric and gas utility:
  Nuclear decommissioning
    trust fund........... $ 39,470  $ 41,588  $ 29,675  $ 30,417
  Preference shares,
    including
    current portion......   50,000    54,850    49,200    52,511
  Long-term debt,
    including
    current portion......  372,132   384,954   333,840   347,807
InterCoast Energy Company:
  Marketable securities..  233,386   239,114   236,251   239,132
  Debt securities........   14,195    16,124    12,184    11,956
  Equity investments
    carried at cost......   27,141    27,789    25,540    23,983
  Long-term debt,
    including
    current portion......  301,500   317,700   265,000   277,625

_________________________________________________________________

(9) Common Shareholders' Equity:

     Changes in the Company's outstanding common shares for the years 1993, 1992 and 1991 are as follows:

                                       Year Ended Dec. 31,
                                             Amount
                                   1993       1992       1991
                                         (In thousands)

Outstanding, beginning of year.  $280,055   $220,819   $221,397
  Public sale of shares........      -        61,563       -
  Capital stock expense........      (122)  (  2,392)  (    451)
  Treasury shares
    Purchased..................      (689)  (    632)  (    653)
    Reissued...................       765        697        526
Outstanding, end of year.......  $280,009   $280,055   $220,819


                                             Shares
                                   1993       1992       1991

Outstanding, beginning of year. 29,349,177 26,845,687 26,851,424
  Public sale of shares........     -       2,500,000     -
  Treasury shares
    Purchased..................    (31,100) (  25,000) (  30,110)
    Reissued...................     34,096     28,490     24,373
Outstanding, end of year....... 29,352,173 29,349,177 26,845,687


     The components of Other Common Shareholders' Equity are as follows:

                                           Dec. 31,
                                      1993          1992
                                        (In thousands)

Premium on Preferred shares....     $   32        $   32
Valuation allowance............          -         ( 587)
                                    $   32        $( 555)


     The Company has a Dividend Reinvestment Plan and an Employee Stock Purchase Plan. The purchase of common shares under these Plans is made on the open market. At Dec. 31, 1993 and 1992, 439 and 3,435 treasury shares acquired in the open market for the Employee Stock Purchase Plan were held for reissuance.
_________________________________________________________________


(10) Long-Term Debt, Maturities and Sinking Fund Requirements:

     The 1993 sinking fund requirements for First Mortgage Bonds and Senior Notes were satisfied through the reacquisition of debt or the bonding of additional property. The aggregate maturities and sinking fund requirements for long-term debt outstanding at Dec. 31, 1993 are as follows:

                        1994     1995     1996     1997     1998
                                     (In thousands)

First Mortgage Bonds. $   220  $   220  $   220  $47,200  $50,200
Pollution Control
  Obligations........     232      145      145      145      145
Senior Notes of
  InterCoast Energy
  Company............  59,000   64,000   39,000   30,000   20,000
Unsecured Revolving
  Credit Facility of
  InterCoast Energy
  Company............    -        -      44,500     -        -

Total................ $59,452  $64,365  $83,865  $77,345  $70,345


     Included in the above amounts are sinking fund requirements related to First Mortgage Bonds of $220,000 for each of the years 1994 through 1996, which may be reduced by certifying net property additions not previously bonded, in accordance with the terms of the Company's Indenture of Mortgage securing its First Mortgage Bonds.

     The interest rate on the Company's Adjustable Rate Series First Mortgage Bonds is reset every two years at 160 basis points over the average yield to maturity of 10-year Treasury securities. The rate was reset in 1993.

     The Company's Variable Rate Pollution Control Obligations bear interest at rates which are periodically established through remarketing of the bonds in the short-term tax-exempt market. The Company, at its option, may change the mode of interest calculation for these bonds by selection from among several alternative floating or fixed rate modes. The interest rates shown in the Consolidated Statements of Capitalization are the weighted average interest rates as of Dec. 31, 1993 and 1992. The Company maintains backup long-term letters of credit providing liquidity for holders of the $29.5 million and $3.9 million issues and a dedicated long-term revolving line of credit for holders of the $4.2 million and $6.85 million issues.

     The Company's First Mortgage Bonds are secured by substantially all fixed property and franchises of the Company devoted to its utility businesses.

     InterCoast's unsecured Senior Notes (Notes) are issued in private placement transactions. All Notes are issued without recourse to the parent Company.

     In January 1994, InterCoast renegotiated its unsecured revolving credit facility agreement. The renegotiation increased the amount of capital available from $65 million to $110 million. The amended credit agreement matures Feb. 14, 1996. Borrowings under this agreement may be on a fixed rate, floating rate or competitive bid rate basis. All such borrowings are without recourse to the parent Company. Borrowings at Dec. 31, 1993 were $44.5 million at a weighted average interest cost of 4.1%. No such borrowings were outstanding at Dec. 31, 1992.
_________________________________________________________________

(11) Redeemable Preference Shares:

     The $5.25 Series Preference Shares, which are not redeemable prior to Nov. 1, 1998 for any purpose, are subject to mandatory redemption on Nov. 1, 2003 at $100 per share. The $7.80 Series Preference Shares have sinking fund requirements under which 66,600 shares will be redeemed at $100 per share each May 1, beginning in 2001 through May 1, 2006.
_________________________________________________________________

(12) Notes Payable:

     The Company's notes payable reflect borrowings which have been obtained solely through its short-term commercial paper program. Information regarding short-term debt follows:

                                     1993       1992       1991
                                        (Dollars in thousands)

Balance at year-end.............   $31,000    $52,500    $52,500
Weighted average interest rate
  on year-end balance...........      3.4%       3.6%       5.0%
Maximum amount outstanding
  during the year...............   $73,000    $77,000    $52,500
Average daily amount outstanding
  during the year...............   $43,291    $39,973    $26,255
Weighted average interest rate
  on average daily amount
  outstanding during the year...      3.3%       3.8%       6.0%


     At Dec. 31, 1993, the Company had bank lines of credit of   $72.8 million
to provide short-term financing for its utility operations. All such lines of credit were unused. The Company generally maintains compensating balances under its bank line of credit arrangements. The Company has regulatory authority to incur up to $100 million of short-term debt for its utility operations.
_________________________________________________________________

(13) Leases:

     The Company has capitalized lease obligations for certain transmission lines and other property, all of which are accounted for as operating leases in the Consolidated Statements of Income pursuant to ratemaking practices. Components of rent expense are as follows:

                                         Year Ended Dec. 31,
                                     1993       1992       1991
                                           (In thousands)

Capital leases
  Interest......................    $1,002     $1,037     $1,026
  Amortization of utility
    plant.......................       421        387        391
  Total capital leases..........     1,423      1,424      1,417
Operating leases................       590        517        399
Total rent expense..............    $2,013     $1,941     $1,816

     At Dec. 31, 1993, the future minimum lease payments under noncancelable operating and capital leases are as follows:

                                                     Obligation
                                    Operating          Under
                                     Leases        Capital Leases
                                          (In thousands)

1994...........................     $     575       $   1,423
1995...........................           563           1,423
1996...........................           462           1,423
1997...........................           292           1,326
1998...........................           283           1,133
After 1998.....................           759          12,234
Total minimum lease payments...     $   2,934          18,962

Less amount representing interest............           8,469

Present value of minimum lease payments......       $  10,493

_________________________________________________________________

(14) Commitments and Contingencies:

     Utility construction expenditures in 1994 are estimated at $87.6 million, including $8.9 million for nuclear fuel. The forecasted 1994 capital expenditures for InterCoast are $82.6 million. Actual expenditures are dependent on overall InterCoast performance and general market conditions.

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

     The Company is a member of Nuclear Mutual Limited (NML), an industry mutual insurer established to provide property damage coverage for members' nuclear generating facilities. The Company would be subject to a maximum retrospective premium assessment of approximately $2.4 million based on its 25% share of the NML premium for Quad-Cities coverage in the event covered losses of NML members exceed the financial resources of the insurance company. A reserve has been established for this contingency. At Dec. 31, 1993, NML had accumulated capital to a level which would assure that the Company would have no exposure to a retrospective premium assessment in the event of a single incident to a member's facility.

     The Company is also a member of Nuclear Electric Insurance Limited (NEIL), an industry mutual insurance company, and an insured of American Nuclear Insurers/Mutual Atomic Energy Liability Underwriters (ANI/MAELU). The related policy provisions provide that expenses for decontamination and the removal of debris shall be paid before any payment in respect of claims for property damage. A separate NEIL insurance policy covers the extra costs which would be incurred in obtaining replacement power during a prolonged covered outage of a member's nuclear plant. The Company is subject to retrospective premium assessments of up to $4 million and $685,000 for its 25% share of the premium under the NEIL portion of the excess property damage coverage and the replacement power coverage, respectively. At Dec. 31, 1993, NEIL had accumulated capital to a level which would assure that the Company would have no exposure to a retrospective premium assessment in the event of a single incident to a member's facility.

     A Master Worker Policy issued by ANI/MAELU provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. The coverage applies to workers whose "nuclear related employment" began after Jan. 1, 1988. Under this policy, the Company could be subject to a maximum retrospective premium assessment of $1.5 million.

     Under the Price-Anderson federal legislation adopted in 1988, nuclear public liability coverage is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. The Company would currently be subject to a maximum assessment of $39.6 million in the event of an incident, to be paid in increments of no more than $5 million per year per incident.
_________________________________________________________________


(15) Segment Information:

     Information related to segments of the Company's business is as follows:

                                        Year Ended Dec. 31,
                                     1993       1992       1991
                                          (In thousands)

Operating information
  Electric-
    Operating revenues.......... $  338,593 $  312,667 $  331,577
    Operating expenses
      excluding income taxes....    257,493    245,753    240,978
    Pre-tax operating income....     81,100     66,914     90,599
    Income taxes................     20,171     12,959     22,328
    Operating income............     60,929     53,955     68,271
    Allowance for funds used
      during construction
      (AFUDC)...................        886      1,019      1,375
    Operating income and AFUDC..     61,815     54,974     69,646
    Depreciation expense........     50,379     46,236     41,288
    Depreciation and equity
      funds recovered under
      Louisa Phase-In
      Clause (LPIC).............      2,370      4,515      4,086
    Total depreciation expense..     52,749     50,751     45,374
    Capital expenditures........     49,976     52,922     46,484

  Gas-
    Operating revenues..........    206,821    184,867    180,960
    Operating expenses
      excluding income taxes....    192,061    171,960    170,889
    Pre-tax operating income....     14,760     12,907     10,071
    Income taxes................      4,306      3,361      3,032
    Operating income............     10,454      9,546      7,039
    AFUDC.......................         93         85         73
    Operating income and AFUDC..     10,547      9,631      7,112
    Depreciation expense........      8,268      7,705      7,213
    Capital expenditures........     16,981     20,776     15,068


  InterCoast Energy Company-
    Income......................     84,084     55,828     33,090
    Expenses excluding
      income taxes..............     72,207     47,519     26,394
    Pre-tax operating income....     11,877      8,309      6,696
    Depreciation, depletion
      and amortization..........     13,920      9,267      3,536
    Capital expenditures........ $   68,147 $   64,096 $   93,161


                                              Dec. 31,
                                     1993       1992       1991
                                           (In thousands)
Asset information
  Identifiable assets-
    Electric (a)................ $  997,861 $  945,845 $  921,167
    Gas (a).....................    236,406    216,592    186,886
    Used in overall utility
      operations................     32,580     30,799     31,757
    InterCoast Energy Company...    526,716    466,135    391,102
  Total assets.................. $1,793,563 $1,659,371 $1,530,912


(a) Utility plant less accumulated provision for depreciation, accounts receivable, accrued unbilled revenues, inventories, deferred gas expense, energy adjustment clause balance, nuclear decommissioning trust fund and regulatory assets.
_________________________________________________________________

(16) Quarterly Results (Unaudited):

                                    1993 Quarter Ended
                            Dec.      Sept.     June      March
                             31        30        30        31
                         (In thousands, except per share amounts)

Operating revenues....... $141,210  $127,720  $114,614  $161,870
Operating income.........   10,592    23,871    16,608    20,312
Net income on common
  shares.................    7,215    17,921    12,099    16,998
Net income per average
  common share
  outstanding............ $    .25  $    .61  $    .41  $    .58

                                    1992 Quarter Ended
                            Dec.      Sept.     June      March
                             31        30        30        31
                         (In thousands, except per share amounts)

Operating revenues....... $142,225  $112,542  $107,380  $135,387
Operating income.........   12,974    19,060    15,995    15,472
Net income on common
  shares.................    7,008    13,258     9,164    10,974
Net income per average
  common share
  outstanding............ $    .24  $    .46  $    .34  $    .41

     The quarterly data reflect seasonal variations common in the utility industry.

Report of Management

     Management is responsible for the preparation of all information contained in this Annual Report, including the financial statements. The statements and related financial information have been prepared in conformity with generally accepted accounting principles. In the opinion of management, the financial position, results of operation and cash flows of the Company are reflected fairly in the statements. The statements have been audited by the Company's independent public accountants, Deloitte & Touche, whose report appears below.

     The Company maintains a system of internal controls which is designed to provide reasonable assurance, on a cost effective basis, that transactions are executed in accordance with management's authorization, the financial statements are reliable and the Company's assets are properly accounted for and safeguarded. The Company's internal auditors continually evaluate and test the system of internal controls and actions are taken when opportunities for improvement are identified. Management believes that the system of internal controls is effective.

     The financial statements have been reviewed by the Audit Committee of the Board of Directors. The Audit Committee, the members of which are directors who are not employees of the Company, meets regularly with management, the internal auditors and Deloitte & Touche to discuss accounting, auditing, internal control and financial reporting matters. The Company's independent public accountants are appointed annually by the Board of Directors on recommendation of the Audit Committee. The internal auditors and Deloitte & Touche each have full access to the Audit Committee, without management representatives present.

     /s/S. J. Bright
        S. J. Bright
        Chairman and Chief Executive Officer

     /s/L. E. Cooper
        L. E. Cooper
        Vice President-Finance and Chief Financial Officer

Independent Auditor's Report

To the Shareholders and Board of Directors of Iowa-Illinois Gas and Electric
Company:

     We have audited the accompanying consolidated balance sheet and statement of capitalization of Iowa-Illinois Gas and Electric Company and subsidiary as of December 31, 1993, and the related consolidated statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the companies for the years ended December 31, 1992 and 1991 were audited by other auditors whose report, dated January 28, 1993, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of December 31, 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Note 4 and Note 5 to the consolidated financial statements, the companies changed their method of accounting for income taxes and postretirement benefits other than pensions effective January 1, 1993.


                         /s/DELOITTE & TOUCHE
                            DELOITTE & TOUCHE


Davenport, Iowa
January 26, 1994