Form 10-K, Exhibit 13
period 1994-12-31
IOWA ILLINOIS GAS & ELECTRIC CO
filed 1995-03-22
CIK 52491

Exhibit 13.A.1



                  Iowa-Illinois Gas and Electric Company




                                  1994
Shareholders of Record

  Common                         22,839
  Preferred and Preference            3



Stock Listings:

     Iowa-Illinois' common stock is listed on the New York Stock
Exchange and on the Chicago Stock Exchange under the ticker symbol "IWG." Preference shares are traded in the over-the-counter market.

     Many daily newspapers carry quotes on the common stock.