Form 10-K, Exhibit 13
period 1994-12-31
IOWA ILLINOIS GAS & ELECTRIC CO
filed 1995-03-22
CIK 52491

Exhibit 13.A.2

                  Iowa-Illinois Gas and Electric Company
                          Selected Financial Data
             (Dollars in thousands, except per share amounts)

(1)  Utility Revenues
     1994:    555,084
     1993:    545,414
     1992:    497,534
     1991:    512,537
     1990:    511,672

(2)  Net Income
     1994:     59,136
     1993:     59,228
     1992:     45,433
     1991:     54,367
     1990:     55,490

(3)  Net Income on Common Shares
     1994:     54,065
     1993:     54,233
     1992:     40,404
     1991:     50,020
     1990:     53,490

(4)  Common Share Statistics-Earnings per Share
     1994:     $ 1.83
     1993:     $ 1.85
     1992:     $ 1.45
     1991:     $ 1.86
     1990:     $ 1.99

(5)  Total Assets
     1994:  1,849,899
     1993:  1,783,070
     1992:  1,648,450
     1991:  1,520,049
     1990:  1,404,162

(6)  Capitalization

     First Mortgage Bonds
     1994:    323,745
     1993:    323,625
     1992:    293,727
     1991:    296,466
     1990:    293,757

                                               Exhibit 13.A.2

                  Iowa-Illinois Gas and Electric Company
                          Selected Financial Data
             (Dollars in thousands, except per share amounts)

     Other Long-Term Debt
     1994:     48,133
     1993:     48,275
     1992:     37,453
     1991:     37,682
     1990:     37,910

     Long-Term Debt of InterCoast Energy Company
     1994:    239,000
     1993:    242,500
     1992:    257,000
     1991:    215,100
     1990:    159,000

     Preferred/Preference -- nonredeemable
     1994:       -
     1993:     19,829
     1992:     19,829
     1991:     19,829
     1990:     19,829

     Preferred/Preference -- redeemable
     1994:     50,000
     1993:     50,000
     1992:     48,625
     1991:     49,200
     1990:      9,775

     Common Equity
     1994:    502,242
     1993:    499,412
     1992:    495,582
     1991:    443,608
     1990:    436,855

     Total
     1994:  1,163,120
     1993:  1,183,641
     1992:  1,152,216
     1991:  1,061,885
     1990:    957,126

(7)  Common Share Statistics-Annual Dividend Rate at December 31
     1994:     $ 1.73
     1993:     $ 1.73
     1992:     $ 1.73
     1991:     $ 1.71
     1990:     $ 1.67