Form 10-K, Exhibit 13
period 1994-12-31
IOWA ILLINOIS GAS & ELECTRIC CO
filed 1995-03-22
CIK 52491

Exhibit 13.A.3

                 Iowa-Illinois Gas and Electric Company

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The operating results and financial condition of Iowa-Illinois Gas and Electric Company (the Company) reflect the Company's regulated utility operations and the operations of its wholly owned non-regulated subsidiary, InterCoast Energy Company (InterCoast).

     The Company's regulated utility operations are concerned with the generation, transmission and distribution of electric energy and the purchase, sale and transportation of natural gas.

     The business strategy of InterCoast is focused on areas closely related to the Company's core electric and gas utility businesses. These activities are: oil and natural gas; energy services; and financial investments.


OVERVIEW

     Contributions to consolidated earnings per share for the last three years are:

                               1994       1993       1992
 Utility operations.......    $1.52      $1.42      $1.11
 InterCoast...............      .31        .43        .34
 Earnings per share.......     1.83       1.85       1.45

     The utility's ratio of earnings to fixed charges (pretax), excluding the income of InterCoast, was 3.93 in 1994 and 3.54 in 1993. The return on average consolidated common equity was 10.8% for 1994 and 10.9% for 1993.

     In January 1995, the Board of Directors declared the quarterly dividend of 43.25 cents per common share, the rate established in January 1992.


RESULTS OF OPERATIONS

Operating Revenues

     Electric revenues increased in 1994 compared to 1993 primarily due to higher retail rates, increased retail unit sales reflecting increases in commercial and industrial usage and increased fuel and energy cost billings to retail customers. These increases were partially offset by lower sales for resale. Variations in fuel and energy cost billings reflect corresponding changes in fuel and purchased energy costs from levels included in base rates and, thus, do not affect net income.

     On July 26, 1993, the Company implemented temporary electric rates in its Iowa jurisdiction designed to increase annual electric revenues by $6.8 million. The Iowa Utilities Board
(IUB) approved final rates at the $6.8 million increase level, which became effective April 15, 1994.

     On July 28, 1993, an annual electric rate increase in Illinois of $9.6 million became effective following Illinois Commerce Commission (ICC) approval. On January 15, 1994, an additional annual electric increase of $230,000 related to the increase in the federal corporate income tax rate became effective on rehearing. Also on rehearing, the ICC approved a rate rider that permits the Company to recover costs of investigation, remediation and litigation relating to former manufactured gas plant sites. In addition, on January 1, 1994, nuclear decommissioning costs included in Illinois customer billings through a rate rider were increased by $1.2 million annually. The previously mentioned rate increases were partially offset by a $3.2 million decrease in revenues in 1994 reflecting the expiration of the Company's Louisa Phase-In Clause (LPIC) on June 30, 1993. Increased revenues collected through rate riders relating to former manufactured gas plant sites and nuclear decommissioning and the decreased revenues from expiration of the LPIC did not affect net income due to a corresponding increase or decrease in costs.

     Electric revenues increased in 1993 compared to 1992 primarily due to increased revenues reflecting higher retail rates, increased retail sales volumes reflecting more typical temperatures (approximately 40% warmer in 1993 than 1992) and increased sales for resale.

      The Company began billing higher electric rates of $7.5 million on an annual basis in Iowa in July 1992. Effective January 1, 1993, the IUB approved a permanent annual increase in that rate proceeding of $10.4 million, including $4.8 million related to nuclear decommissioning costs, which did not affect net income due to a corresponding increase in expense. (See Provision for Depreciation.) As previously mentioned, rates were also increased in July of 1993 in Iowa and Illinois. These rate increases were partially offset by a $3.3 million decrease in revenues in 1993 reflecting the expiration of the LPIC on June 30, 1993. In addition, the Company began billing its customers for the costs of electric energy-efficiency plans in Illinois in April of 1993. Such billings of approximately $700,000 did not affect net income due to a corresponding amortization of previously deferred costs. Partially offsetting these increases were lower fuel and energy cost billings to retail customers.

    The changes in electric revenues are shown below:

                             Revenue Increase (Decrease) from Prior Year
                                       1994                   1993
                                             (In thousands)

Change in Retail Unit Sales.....    $  6,900               $  7,900

Change in Retail Fuel and Energy
  Adjustment Clause Billings....       3,400               (    600)

Change in Sales for Resale......    (  1,800)                 5,900

Change Due to the Effect of
  Higher Retail Rates...........       8,900                 12,700

                                    $ 17,400               $ 25,900


     Gas revenues decreased in 1994 compared to 1993. The principal factors contributing to the decrease were decreased sales volumes reflecting temperatures that were 7% warmer than 1993 and lower purchased gas cost billings. Higher rates in Illinois, as discussed below, were partially offset by a decrease of $1.1 million in energy-efficiency plan billings. Changes in energy-efficiency plan billings do not affect net income due to corresponding changes in cost. Variations in purchased gas cost billings reflect corresponding changes in cost of gas sold and, thus, do not affect net income.

     On July 28, 1993, an annual gas rate increase in Illinois of $2 million became effective following ICC approval. On January 15, 1994, an additional annual gas increase of $49,000 related to the increase in the federal corporate income tax rate became effective on rehearing. As noted previously, also on rehearing, the ICC approved a rate rider that permits the Company to recover costs of investigation, remediation and litigation relating to former manufactured gas plant sites.

     Gas revenues increased in 1993 compared to 1992. The principal factors contributing to the increase were increased sales volumes reflecting temperatures that were 10% colder than 1992, higher purchased gas cost billings and higher rates. In addition to the higher rates in Illinois, as discussed previously, the Company began billing higher gas rates of $4.7 million on an annual basis in Iowa in July 1992. Effective January 1, 1993, the IUB approved a permanent annual increase of $5.4 million. In addition, the Company began billing its customers for the costs of gas energy-efficiency plans in Illinois in April of 1993. Such billings of approximately $1.1 million did not affect net income due to a corresponding amortization of previously deferred costs.
     The changes in gas revenues are shown below:

                              Revenue Increase (Decrease) from Prior Year
                                       1994                   1993
                                             (In thousands)

Change in Purchased Gas
  Adjustment Clause Billings....    $(  400)               $ 8,600

Change in Unit Sales............     (7,700)                 9,000

Change Due to the Effect of
  Higher Rates..................        400                  4,400

                                    $(7,700)               $22,000

Operation

     Changes in the cost of electric fuel, energy and capacity reflect fluctuations in generation mix, fuel cost and energy and capacity purchases. Increased fuel, energy and capacity costs in 1994 compared to 1993 are primarily due to increased average unit fuel and energy costs.

     Increased fuel, energy and capacity costs in 1993 compared to 1992 are primarily due to increased sales.

     Cost of gas sold decreased in 1994 compared to 1993 primarily due to decreased purchased gas costs from suppliers and lower gas storage withdrawals reflecting warmer temperatures in 1994. Substantially offsetting these decreases were increased pipeline demand and transition costs.

     Cost of gas sold increased in 1993 compared to 1992 primarily due to increased purchased gas costs from suppliers and higher gas purchases reflecting colder temperatures in 1993.

     Other operation and maintenance increased in 1994 compared to 1993 and in 1993 compared to 1992 primarily due to increased costs at the Quad-Cities Nuclear Power Station (Quad-Cities Station). In January 1994, the Company was advised by ComEd, operator and 75 percent owner of the Quad-Cities Station, that the Nuclear Regulatory Commission (NRC) had placed the station on its list of plants with adverse performance trends. The NRC concerns with the Quad-Cities Station include deficiencies in the condition of certain station equipment and the effectiveness of the operators of the units in identifying and responding to certain operational problems. ComEd has provided written and verbal responses to the NRC and is working to resolve the concerns. As of February 1995, the Quad-Cities Station remains on the list of plants with adverse performance trends. The Company anticipates that it will need to make operating and capital expenditures in future years in connection with the resolution of the noted deficiencies at the Quad-Cities Station. In addition, increases were experienced in other operation and maintenance expense in 1994 related to costs associated with the merger with Midwest Resources Inc. and an ice storm in the Quad-Cities service area. The increase in other operation expense in 1993 also reflects adoption of Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and amortization of previously deferred costs of energy-efficiency programs.

Provision for Depreciation

     The provision for depreciation increased in 1994 compared to 1993 and in 1993 compared to 1992 primarily due to a greater provision for nuclear decommissioning, consistent with current ratemaking treatment, and greater utility plant investment.

Depreciation and Equity Funds
Recovered Under Louisa Phase-In Clause

     The decreases in the amount being recovered under the LPIC in 1994 compared to 1993 and in 1993 compared to 1992 reflect the expiration of the LPIC on June 30, 1993.

Operating Income Taxes

     Income tax expense increased in 1994 compared to 1993 and in 1993 compared to 1992 primarily due to higher taxable income.

     The Omnibus Budget Reconciliation Act of 1993 (the Act) was signed into law on August 10, 1993. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which the Company adopted January 1, 1993, the adjustments required as a result of the increase in income tax rates included in the Act were recorded in the third quarter of 1993. The primary financial effect of the new tax law was an increase in net regulatory assets and deferred income tax liabilities of approximately $8 million.

Oil and Gas Revenues of InterCoast Energy Company

     Oil and gas revenues of InterCoast increased in 1994 compared to 1993 primarily due to higher production volumes reflecting additional acquired reserves and successful drilling results, partially offset by lower oil and gas prices. In the event that 1995 oil and gas prices are below such prices for 1994, oil and gas operating income could be reduced from 1994 levels.

     Oil and gas revenues of InterCoast increased in 1993 compared to 1992 primarily due to higher production volumes reflecting additional acquired reserves, successful drilling results and higher gas prices, partially offset by lower oil prices.

Other Income of InterCoast Energy Company

     Other income of InterCoast increased in 1994 compared to 1993 primarily due to greater income from special-purpose funds and increased gains on the disposition of direct holdings in common stock, substantially offset by lower energy project income.

Expenses of InterCoast Energy Company

     Expenses of InterCoast increased in 1994 compared to 1993 primarily due to greater oil and gas expenses, increased interest expense reflecting higher rates and greater other operating expenses.

     Expenses of InterCoast increased in 1993 compared to 1992 primarily due to greater oil and gas expenses, increased interest expense reflecting InterCoast's additional long-term debt outstanding and greater other operating expenses.

Utility Interest Charges

     Decreased interest on long-term debt in 1994 compared to 1993 and in 1993 compared to 1992 reflects refinancing of several series of long-term debt at lower interest rates.

Allowance for Funds Used During Construction

     The increase in the total allowance for funds used during construction (AFUDC) for 1994 compared to 1993 is primarily due to a higher AFUDC rate, 5.6% compared to 3.3%, and higher construction work in progress balances.

Other Matters

     On December 21, 1994, the shareholders of the Company, Midwest Resources Inc. and Midwest Power Systems Inc. approved a strategic merger of equals to form MidAmerican Energy Company (MidAmerican). MidAmerican will be structured as a utility with the Company, Midwest Resources Inc. and Midwest Power Systems Inc. being merged into the new company.

     Pursuant to the terms of the merger agreement, Midwest Resources' common shareholders will receive one share of MidAmerican for each Midwest share and the Company's shareholders will receive 1.47 shares of MidAmerican for each Company share. At the effective date of the merger, each series of the Company's preference shares then outstanding will be converted into an equal number of shares of MidAmerican preferred stock.

     Approval of the merger is required from the following regulatory agencies: the IUB, the ICC and the Federal Energy Regulatory Commission (FERC). The NRC approval for the transfer of the Quad-Cities Station license to MidAmerican must also be obtained.

     Applications for approval of the merger were filed with the IUB and the ICC in October 1994. An application for approval of the merger was filed with the FERC in November 1994. At the same time, consistent with FERC policy, the Company filed open access, comparable services tariffs with the FERC, which tariffs will allow others to use MidAmerican's electric transmission system in a manner comparable to its use by MidAmerican. In January 1995, the IUB issued an order approving the merger. The ICC and FERC are expected to issue orders on the merger by mid 1995. A filing with the NRC was made in November 1994. Completion of the merger is expected in the second half of 1995.

     The formation of MidAmerican will create a larger, stronger company, which will be better positioned to grow and succeed within the emerging competitive utility industry. In this new environment, successful utilities will need financial strength, market leadership and low costs. The merger will address these elements.

     The Company expects that competitive pressures in the electric industry initially will be focused on industrial sales. While about 25% of Iowa-Illinois' electric revenues come from industrial customers, only about 20% of MidAmerican's electric revenues will come from this customer group. The industrial rates of both Iowa-Illinois and Midwest Resources are well below national and regional averages, providing MidAmerican with a strong competitive position in the industrial sector.

     MidAmerican also will be well-positioned for competition in the natural gas industry, with low-cost reliable gas supply portfolios and multiple pipeline suppliers. The residential gas rates of both companies are well below national averages.

     The merger will provide opportunities to achieve significant long-term benefits for shareholders, customers, employees and the communities served by the two companies. These benefits are: increased size and stability, better use of generating capacity, coordination of dispatch, savings on purchases, coordination of non-regulated businesses and reduced administrative costs. It is estimated the merger will result in savings of nearly $500 million over 10 years.

     Iowa-Illinois and Midwest Resources have announced plans to reduce their combined work forces by a total of approximately 15 percent in conjunction with development of a restructured organization to be effective at the completion of the merger. As part of these reductions, the companies are offering incentive retirement and severance programs to employees. The companies estimate these programs will reduce 1995 after-tax earnings of MidAmerican by approximately $9 million, or 9 cents a share, if the merger is consummated in 1995.

     Since utility properties are accounted for, and reflected in the cost of service on which utility rates are based, at historical cost, the potentially material effect of inflation and changing prices is not reflected in the consolidated financial statements.

     The strategy of the non-regulated business is focused on areas that relate closely to the Company's core utility businesses: oil and natural gas; energy services; and financial investments.

     Changes in the electric utility industry may provide some new opportunities for InterCoast. Continental Power Exchange Inc. (CPE), a subsidiary of InterCoast, was established in March 1994. CPE was formed to operate an information system facilitating the real-time exchange of power in the electric industry. The services will be initially available to those who buy and sell bulk power in the next-hour bulk power market.


LIQUIDITY AND CAPITAL RESOURCES

     In 1994, 1993 and 1992, net cash from utility operating activities, after dividends, was $67 million, $68 million and $30 million, respectively.

     Utility construction expenditures totaled $80.3 million in 1994. The Company's current utility construction program forecast calls for expenditures of $84.3 million in 1995. In excess of 75% of these expenditures are expected to be met from cash generated from operations. The Company's utility capital requirements for the years 1995-1999 include budgeted construction expenditures of $299.9 million, expected contributions to nuclear decommissioning trust funds of $43.2 million and maturities, sinking funds and redemptions related to long-term debt of $98.3 million. The estimated 1995-1999 construction expenditures include $72.1 million for electric production construction (principally at the Quad-Cities Station), $58.8 million for electric transmission and distribution system construction, $45.0 million for nuclear fuel, $90.4 million for gas plant construction and $33.6 million for general plant construction, all of which are expected to be met by cash generated from operations.

     The Company has a Dividend Reinvestment and Share Purchase
Plan. Effective with the June 1994 dividend, this Plan provides for the issuance of new shares with dividends reinvested and optional cash investments by shareholders.

      The Company's budgeted construction expenditures do not include any amounts that may be required to pay the Company's share of the cost of replacing certain stainless steel piping at the Quad-Cities Station. Although such expenditures could be required, they are not expected to be required.

     Accumulated deferred income taxes at December 31, 1994 include offsetting benefits related to federal and state Alternative Minimum Tax (AMT) in the amounts of $29.2 million in federal AMT and $5.4 million in state AMT. The AMT credits may be carried forward indefinitely to offset future regular tax liabilities.

    On December 15, 1994, the Company redeemed all of its outstanding preferred shares. The redemption was made at a premium, which resulted in a charge to net income on common shares of $312,000.

     In January 1995, $12.75 million of floating rate Pollution Control Refunding Revenue Bonds, due 2025, were issued. Proceeds from this financing will be used to redeem $12.75 million of collateralized Pollution Control Revenue Bonds, 5.8% Series, due 2007.

     In 1993, the Company sold $176.1 million principal amount of First Mortgage Bonds and Pollution Control Obligations to refinance $160.2 million principal amount of First Mortgage Bonds, Pollution Control Obligations and short-term debt. In addition, the Company sold $10.0 million of Preference Stock principally to refinance $8.6 million of Preference Stock. The balance of such proceeds was used for general corporate purposes.

     The aggregate amounts of maturities and cash sinking fund requirements for long-term debt outstanding at December 31, 1994 are $145,000 for 1995 and $98.2 million for the years 1996-1999.

     At December 31, 1994, the Company had bank lines of credit of $72.8 million to provide short-term financing for its utility operations. All such lines of credit were unused. The Company generally maintains compensating balances under its bank line of credit arrangements. The Company has regulatory authority to incur up to $100 million of short-term debt for its utility operations. At December 31, 1994, the Company had $67.5 million of outstanding short-term commercial paper notes.

    The capitalization ratios for the Company's utility businesses (including short-term debt, long-term debt maturing within one year and preference shares redeemable within one year) at the end of each of the last three years were as follows:

                                         December 31,
                                 1994       1993       1992

Long-term debt..............     43.9%      45.0%      40.8%
Short-term debt.............      8.0        3.7        6.4
   Total debt...............     51.9       48.7       47.2
Preferred and Preference
  stock equity..............      5.9        8.5        8.4
Common stock equity.........     42.2       42.8       44.4

                                100.0%     100.0%     100.0%


     The Company's selections of long-term financing alternatives are affected by provisions of its Mortgage relating to its First
Mortgage Bonds.

     Under the Mortgage, the Company may issue First Mortgage Bonds on the basis of 60% of available net property additions, provided net earnings available for interest (before income taxes) are at least two times annual interest charges on First Mortgage Bonds and Prior Lien Bonds then to be outstanding. Not more than 10% of such net earnings can be derived from certain sources, principally non-operating income (which includes AFUDC). As of December 31, 1994, available net property additions would have permitted the issuance of at least $240 million principal amount of additional First Mortgage Bonds.

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

     The Company's First Mortgage Bond ratings as assigned by
Duff & Phelps Inc., Fitch Investors' Service, Moody's Investor
Services Inc. and Standard & Poor's Corporation are AA-, AA, Aa3 and AA-, respectively.

    In April 1992, the FERC issued Order No. 636, directing a restructuring by interstate pipeline companies for their natural gas sales and transportation services. The FERC Order contemplated that transitional gas supply realignment costs related to this restructuring may be billed by interstate pipelines to their customers. At December 31, 1994, a regulatory asset of $23.5 million, with an offsetting non-current Other Liability, has been recorded. In addition, the Company estimates it may incur other future billings of approximately $15 million related to such restructuring. The Company is currently recovering such cost through rates.

     The Company is investigating five properties currently owned by the Company which were, at one time, sites of gas manufacturing plants. The purpose of these investigations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether the Company has any responsibility for remedial action. One site is located in Illinois and four sites are located in Iowa. With regard to the Illinois property, the Company has signed a working agreement with the Illinois Environmental Protection Agency to perform further investigation to determine whether waste materials are present and, if so, whether such materials constitute an environmental or health risk. At December 31, 1994, an estimated liability of $3.3 million has been recorded for litigation, investigation and remediation related to the Illinois site. A regulatory asset has been recorded reflecting anticipated cost recovery through rates in Illinois. With regard to the Iowa sites, no agreement or consent order has been negotiated to perform any site investigations or remediation.
The Company has recorded a $4 million estimated liability for the Iowa sites. A regulatory asset has been recorded based on the current regulatory treatment of comparable costs in Iowa. The estimated recorded liabilities for these properties are based upon preliminary data. Thus, actual costs could vary significantly from the estimates. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries. Although the timing of incurred costs, recoveries and the inclusion of provision for such costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on the Company's financial position or results of operations.

     Clean Air Act legislation was signed into law in November 1990. The Company has four jointly and one wholly owned coal-fired generating stations, which represent approximately 65% of the Company's electric generating capability. Each of these facilities will be affected to varying degrees by the legislation.

     Only one unit at the wholly owned generating station, representing approximately 10% of the Company's electric generating capability, will be impacted by the emission reduction requirements effective in 1995. Beginning in 1995, this unit will be required to hold allowances, issued by the federal government, in order to emit sulfur dioxide. The compliance strategy for this unit includes modifications to allow for burning low-sulfur coal, modifications for nitrogen oxide control and installation of a new emission monitoring system. The Company's remaining construction expenditures relative to this work are estimated to be $2.5 million.

     The four generating stations not affected until 2000 already burn low-sulfur coal, so additional capital costs will not be incurred for sulfur dioxide emission reduction requirements. Beginning in 2000, these facilities will be required to hold allowances, issued by the federal government, in order to emit sulfur dioxide. Installation of low nitrogen oxide burners is required at one of these facilities and existing emission monitoring systems at all four facilities require upgrading. The Company's remaining construction cost for this work is estimated to be $1.4 million.

     It is anticipated that any costs incurred by the Company to comply with the Clean Air Act legislation would be included in the cost of service on which the Company's rates for utility service are based.

     The National Energy Policy Act of 1992 established funding for the decontamination and decommissioning of nuclear enrichment facilities operated by the Department of Energy (DOE). A portion of such funding is to be collected over a 15-year period, which began in 1992, from electric utilities that had previously purchased enrichment services from the DOE. At December 31, 1994, the Company's liability for its share of such funding was $9.2 million. In 1994, 1993 and 1992, $849,000, $770,000 and
$200,000 of such payments were charged to fuel expense and recognized in the energy adjustment clauses.

     In September 1993, Medallion Production Company acquired all the outstanding capital stock of DKM Resources Inc. from the Dyson-Kissner-Moran Corporation, New York. Medallion is the oil and gas business of InterCoast. The transaction totaled more than $50 million and more than doubled Medallion's oil and gas reserve base.

     Capital expenditures for InterCoast during 1995 are estimated to be approximately $65 million. Actual capital expenditures for InterCoast are dependent on overall InterCoast performance and general market conditions.

     InterCoast's unsecured Senior Notes (Notes) are issued in private placement transactions. All Notes are issued without recourse to the parent Company. In November 1994, InterCoast issued $70 million of 8.52% Notes due 2002 in a private placement transaction with four insurance companies. The Notes have sinking fund requirements in 2000 and 2001.

     InterCoast's aggregate amounts of maturities and cash sinking fund requirements for long-term debt outstanding at December 31, 1994 are $64 million for 1995 and $169 million for the years 1996-1999. Amounts due in 1995 are expected to be refinanced with debt instruments and operating cash flow.

    InterCoast has a $110 million unsecured revolving credit facility agreement, which matures in February 1996. Borrowings under this agreement may be on a fixed rate, floating rate or competitive bid rate basis. All such borrowings are without recourse to the parent Company. Borrowings at December 31, 1994 were $35 million at a weighted average interest cost of 6.6%. Borrowings at December 31, 1993 were $44.5 million at a weighted average interest cost of 4.1%.

     InterCoast is subject to certain restrictions under the terms of its borrowing arrangements. Such restrictions include provisions which limit the amounts that can be expended for dividends and the issuance of additional debt. At December 31, 1994, $23.2 million was available for dividends. In addition, at December 31, 1994, under the most restrictive of such provisions, additional debt up to $11 million could be issued.

     The Company's consolidated capitalization ratios (including short-term debt, long-term debt maturing within one year and preference shares redeemable within one year) at the end of each of the last three years were as follows:

                                         December 31,
                                 1994       1993       1992

Long-term debt...............    52.1%      52.9%      49.2%
Short-term debt..............     5.2        2.4        4.3
   Total debt................    57.3       55.3       53.5
Preferred and Preference
  stock equity...............     3.9        5.5        5.7
Common stock equity..........    38.8       39.2       40.8

                                100.0%     100.0%     100.0%


     Quarterly common stock dividends were paid in 1994 and 1993 at a rate of 43.25 cents per share, a total of $1.73 for each of the years.