Form 10-K, Exhibit 13
period 1994-12-31
IOWA ILLINOIS GAS & ELECTRIC CO
filed 1995-03-22
CIK 52491

                                IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                                  CONSOLIDATED STATEMENTS OF INCOME



                                                                   Year Ended December, 31
                                                                1994         1993        1992
                                                          (In thousands, except per share amounts)

     OPERATING REVENUES
       Electric                                               $355,955     $338,593    $312,667
       Gas                                                     199,129      206,821     184,867
                                                               555,084      545,414     497,534

     OPERATING EXPENSES AND TAXES
       Operation-
         Cost of gas sold                                      135,197      141,712     125,317
         Cost of fuel, energy and capacity                      68,748       64,619      58,266
         Other operation                                       105,916      104,281     102,311
       Maintenance                                              46,665       44,524      39,536
       Provision for depreciation                               61,829       58,647      53,941
       Depreciation and equity funds recovered
         under Louisa Phase-In Clause                             -           2,370       4,515
       Income taxes                                             29,185       24,477      16,320
       Property and other taxes                                 33,903       33,401      33,827
                                                               481,443      474,031     434,033

     OPERATING INCOME                                           73,641       71,383      63,501

     OTHER INCOME
       InterCoast Energy Company -
         Oil and gas revenues                                   59,685       54,979      28,478
         Other income                                           30,717       29,105      27,350
         Expenses, including interest and
           provision for income taxes                          (81,386)     (71,583)    (46,351)
         Net income of InterCoast Energy Company                 9,016       12,501       9,477
       Miscellaneous                                               380          461        (984)
                                                                 9,396       12,962       8,493

     INCOME BEFORE UTILITY INTEREST CHARGES                     83,037       84,345      71,994

     UTILITY INTEREST CHARGES
       Interest on long-term debt                               23,731       24,471      25,793
       Other interest expense                                    1,644        1,625       1,872
       Allowance for borrowed funds
         used during construction                               (1,474)        (979)     (1,104)
                                                                23,901       25,117      26,561

     NET INCOME                                                 59,136       59,228      45,433

     PREFERRED AND PREFERENCE
       DIVIDEND REQUIREMENTS                                     5,071        4,995       5,029

     NET INCOME ON COMMON SHARES                               $54,065      $54,233     $40,404


     AVERAGE COMMON SHARES OUTSTANDING                          29,492       29,338      27,944


     NET INCOME PER AVERAGE
       COMMON SHARE OUTSTANDING                                  $1.83        $1.85       $1.45


     CASH DIVIDENDS DECLARED AND PAID PER COMMON SHARE           $1.73        $1.73       $1.73

     The accompanying notes to consolidated financial statements are an integral part of these statements.

                                IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                             CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                                   Year Ended December 31,
                                                                1994         1993         1992
                                                                        (In thousands)


     BALANCE BEGINNING OF YEAR                                $219,371     $216,082     $224,345

     ADD-NET INCOME                                             59,136       59,228       45,433

     DEDUCT:
        Cash dividends declared-
          Preferred and preference shares                        4,661        4,978        5,026
          Common shares                                         50,955       50,756       48,592
        Premium paid to reacquire preferred and
          preference shares                                        312          173         -
        Other, primarily loss on reissuance of
          treasury shares                                           38           32           78

                                                                55,966       55,939       53,696

     BALANCE END OF YEAR                                      $222,541     $219,371     $216,082











     The accompanying notes to consolidated financial statements are an integral part of these statements.

                                         IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                                              CONSOLIDATED BALANCE SHEETS


                                                                                    December 31,
                                                                                  1994        1993
                                                                                   (In thousands)

              PROPERTY AND OTHER ASSETS
     UTILITY PLANT, at original cost
        Electric                                                              $1,281,027  $1,270,103
        Gas                                                                      279,118     270,446
                                                                               1,560,145   1,540,549
        Less--Accumulated provision for depreciation                             638,493     605,708
                                                                                 921,652     934,841
        Nuclear fuel, net of accumulated amortization                             31,103      25,120
        Construction work in progress                                             51,316      22,791
                                                                               1,004,071     982,752
     CURRENT ASSETS
        Cash and cash equivalents                                                 24,740      17,844
        Accounts receivable, less reserves of $1,165                              41,498      43,389
        Accrued unbilled revenues                                                 21,637      22,182
        Inventories                                                               37,328      35,597
        Deferred gas expense                                                       4,471       5,794
        Other                                                                     16,262      18,246
                                                                                 145,936     143,052
     INVESTMENTS
        InterCoast Energy Company                                                489,830     501,829
        Nuclear decommissioning trust fund                                        49,432      39,470
        Corporate-owned life insurance                                            14,338      12,836
                                                                                 553,600     554,135
     OTHER ASSETS
        Regulatory assets                                                        133,427      92,828
        Other                                                                     12,865      10,303
                                                                                 146,292     103,131
                                                                               1,849,899   1,783,070
              CAPITALIZATION AND LIABILITIES
     CAPITALIZATION (See accompanying statements)                              1,163,120   1,183,641
     CURRENT LIABILITIES
        Notes payable                                                             67,500      31,000
        Debt redeemable within one year                                           64,145      59,232
        Accounts payable                                                          37,785      44,847
        Accrued taxes                                                             26,240      24,913
        Accrued interest                                                          10,987      11,413
        Accrued gas expense                                                        9,499      11,745
        Other                                                                     20,921      17,865
                                                                                 237,077     201,015
     OTHER LIABILITIES
        Accumulated provision for nuclear decommissioning                         49,432      39,470
        Other                                                                     69,650      42,984
                                                                                 119,082      82,454
     ACCUMULATED DEFERRED INCOME TAXES                                           291,426     274,605
     ACCUMULATED DEFERRED INVESTMENT TAX CREDITS                                  39,194      41,355

                                                                              $1,849,899  $1,783,070
















     The accompanying notes to consolidated financial statements are an integral part of these statements.

                                       IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                                     CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                   December 31,
                                                                             1994              1993
                                                                                 (In thousands,
                                                                              except share amounts)


    COMMON SHAREHOLDERS' EQUITY
       Common shares-authorized 80,000,000 shares-
          outstanding 29,783,486 and 29,352,173 shares stated at           $288,692          $280,009
       Retained earnings                                                    222,541           219,371
       Other                                                                 (8,991)               32
       Total                                                                502,242    43%    499,412   42%

    PREFERRED SHARES-authorized 400,000 shares, cumulative-
       Not subject to mandatory redemption-outstanding-
          $4.36 Series Preferred, 60,000 shares                                -                6,000
          $4.22 Series Preferred, 40,000 shares                                -                4,000
          $7.50 Series Preferred, 98,288 shares                                -                9,829
       Total                                                                   -        -      19,829    2%

    PREFERENCE SHARES-authorized 2,386,250 shares, cumulative-
       Subject to mandatory redemption-outstanding-
          $5.25 Series Preference, 100,000 shares                            10,000            10,000
          $7.80 Series Preference, 400,000 shares                            40,000            40,000
       Total                                                                 50,000     4%     50,000    4%

    LONG-TERM DEBT
       First Mortgage Bonds-
          5-7/8% Series, due 1997                                            22,000            22,000
          Adjustable Rate Series, due 1997 (7.6%)                            25,000            25,000
          5.05% Series, due 1998                                             50,000            50,000
          6.0% Series, due 2000                                              35,000            35,000
          8.15% Series, due 2001                                             40,000            40,000
          7.70% Series, due 2004                                             60,000            60,000
          5.8% Series, due 2007                                              12,750            12,750
          7.45% Series, due 2023                                             30,000            30,000
          6.95% Series, due 2025                                             50,000            50,000
                                                                            324,750           324,750

       Pollution Control Obligations-
          5.75%, due 2003                                                     3,683             3,828
          Variable Rate-
             Due 2016 (5.7% and 2.5%)                                        33,700            33,700
             Due 2017 (5.7% and 2.5%)                                         3,900             3,900
             Due 2023 (5.6% and 3.2%)                                         6,850             6,850
       Unamortized debt premium and discount, net                            (1,005)           (1,128)
       Total utility                                                        371,878           371,900

       InterCoast Energy Company-
          Senior Notes-
             9.80%, due 1995                                                   -                9,000
             10.01%, due 1995                                                  -               15,000
             8.27%, due 1995                                                   -               32,000
             9.30%, due 1995 and 1996                                         9,000            17,000
             10.20%, due 1996 and 1997                                       60,000            60,000
             7.34%, due 1998                                                 20,000            20,000
             7.76%, due 1999                                                 45,000            45,000
             8.52%, due 2000-2002                                            70,000              -
          Borrowings under unsecured revolving
            credit facility (6.6% and 4.1%)                                  35,000            44,500
       Total InterCoast Energy Company                                      239,000           242,500

       Total                                                                610,878    53%    614,400   52%

                                                                         $1,163,120   100% $1,183,641  100%




    The accompanying notes to consolidated financial statements are an integral part of these statements.

                               IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                               CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                       Year Ended December 31,
                                                     1994       1993       1992
                                                            (In thousands)

    CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                      $59,136    $59,228    $45,433
      Adjustments to reconcile net income
        to net cash from operating activities -
          Depreciation                                 65,880     63,839     58,374
          Depletion                                    17,949     12,880      8,517
          Depreciation and equity funds recovered
            under Louisa Phase-In Clause                 -         2,370      4,515
          Nuclear fuel amortization                     5,334      7,989      7,860
          Deferred income taxes, net                   11,047      9,707      5,128
          Tax credits, net                             (2,161)    (2,208)    (2,326)
          Net gain on disposition of securities        (5,187)    (3,289)    (4,261)
          Changes in current assets and liabilities -
            Accounts receivable                         1,891      2,434     (2,937)
            Accrued unbilled revenues                     545     (1,567)    (2,340)
            Inventories                                (1,731)     4,550       (349)
            Deferred and accrued gas expense             (923)     3,310     (7,641)
            Accounts payable                           (7,162)     5,038      3,529
            Accrued taxes                               1,327     (2,643)     2,794
            Other current assets and liabilities        4,423     (4,659)    (6,568)
          Energy-efficiency program cost deferrals     (7,641)    (5,669)    (4,005)
          Other                                         2,222      3,054     (5,743)
      Net cash from operating activities              144,949    154,364     99,980

    CASH FLOWS FROM INVESTING ACTIVITIES
      Utility plant expenditures                      (68,957)   (60,162)   (64,385)
      Nuclear fuel expenditures                       (11,317)    (6,795)    (9,313)
      Nuclear decommissioning trust fund               (9,044)    (7,918)    (4,469)
      Oil and gas investments                         (39,384)   (73,538)   (22,169)
      Purchase of available-for-sale investments     (123,714)      -          -
      Sale of available-for-sale investments          142,272       -          -
      Purchase of investments                            -      (206,139)  (216,264)
      Sale of investments                                -       208,271    173,941
      Other                                             1,975     (1,151)    (6,826)
      Net cash from investing activities             (108,169)  (147,432)  (149,485)

    CASH FLOWS FROM FINANCING ACTIVITIES
      Common stock issued                               8,812       -        61,563
      Preference shares issued                           -        10,000       -
      Preferred and preference shares redeemed        (20,141)    (9,373)      (575)
      Long-term debt issued                              -       175,784     59,830
      Long-term debt retired                             (232)  (143,493)   (62,626)
      Increase (decrease) in short-term borrowings     36,500    (21,500)      -
      Long-term borrowings of InterCoast
        Energy Company -
          Senior Notes issued                          70,000       -        65,000
          Senior Notes retired                        (59,000)    (8,000)
          Increase (decrease) in unsecured
            revolving credit facility                  (9,500)    44,500    (15,100)
      Dividends paid                                  (55,953)   (55,745)   (53,630)
      Issuance expense                                   (370)    (2,088)    (3,187)
      Net cash from financing activities              (29,884)    (9,915)    51,275

    NET INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS                                  6,896     (2,983)     1,770

    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR     17,844     20,827     19,057

    CASH AND CASH EQUIVALENTS AT END OF YEAR          $24,740    $17,844    $20,827

    SUPPLEMENTAL CASH FLOW INFORMATION
      Cash paid during the year for -
        Interest (net of amounts capitalized)         $50,121    $51,295    $48,036
        Income taxes                                   15,728     18,014     10,074

    The accompanying notes to consolidated financial statements are an integral part of these statements.

                  Iowa-Illinois Gas and Electric Company

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies:

(A) Principles of Consolidation

     The consolidated financial statements include the Company
and its wholly owned non-regulated subsidiary, InterCoast Energy
Company (InterCoast).  Intercompany transactions have been
eliminated.
_________________________________________________________________

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

     The following regulatory assets represent probable future
revenue to the Company because provisions for these costs are expected to be included in charges to utility customers through the ratemaking process:
                                         December 31,
                                      1994          1993
                                        (In thousands)

Income taxes recoverable
  through future rates............  $ 61,150      $50,571
FERC Order 636 transition costs...    23,465          -
Unamortized premium on reacquired
  debt............................    10,645       11,513
Deferred energy-efficiency
  program costs...................    18,432       10,791
United States Department of Energy
  (DOE) nuclear enrichment
  facilities decontamination and
  decommissioning fee.............     9,807       10,656
Manufactured gas plant site
  related costs...................     7,682        7,768
Other, primarily deferred pension
  costs...........................     2,246        1,529
                                    $133,427      $92,828

     Refer to Note 4 for information regarding income taxes recoverable through future rates.

     Refer to Note 2B for information regarding gas transition costs.

     Consistent with regulatory treatment, the premiums paid to reacquire debt prior to scheduled maturity dates are deferred and amortized over the life of the debt issued to finance the reacquisitions.

     In 1991, the Company filed a comprehensive three-year energy-efficiency plan with the IUB in compliance with 1990 Iowa legislation. The legislation permits recovery of deferred energy-efficiency program costs, and related carrying charges, so long as the utility's programs are cost effective or, if not cost effective, planned and implemented in a prudent and reasonable manner. The legislation also allows for performance rewards. In October 1994, the Company filed an application for recovery of an aggregate $18.6 million of deferred energy-efficiency program costs, associated returns and performance rewards over a four-year period.

    The National Energy Policy Act of 1992 established funding for the decontamination and decommissioning of nuclear enrichment facilities operated by the DOE. A portion of such funding is to be collected over a 15-year period, which began in 1992, from electric utilities that had previously purchased enrichment services from the DOE. At December 31, 1994, the Company's liability for its share of such funding was $9.2 million. In 1994, 1993 and 1992, $849,000, $770,000 and $200,000,
respectively, of such payments were charged to fuel expense and recognized in the energy adjustment clauses.

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

     Refer to Note 5 for information regarding deferred pension costs.
_________________________________________________________________


(C) Customer Receivables and Operating Revenues

     The Company's customer receivables, gas and electric sales and gas transportation revenue are derived from supplying and delivering electricity and natural gas to a well-diversified base of residential, commercial and industrial customers located in central and eastern Iowa and western Illinois. Customer accounts receivable include the following amounts by class of customer:

                                         December 31,
                                     1994           1993
                                        (In thousands)

Residential....................    $ 18,174       $ 18,525
Commercial.....................      10,897         11,107
Industrial.....................       9,602          9,795
Other..........................       1,531          1,557

     Revenues are recorded as services are rendered to customers. The Company records unbilled revenues, and related energy costs, representing the estimated amount customers will be billed for services rendered between the meter-reading dates in a particular month and the end of such month.
_________________________________________________________________

(D) Energy Costs

     The energy (electric fuel and energy and purchased gas) rate provisions in the Company's tariffs are designed to provide for separately stated energy billings that cover changes in applicable net energy costs from levels incorporated in base rates. Differences between applicable energy costs incurred and energy rate revenues billed in any given period are accounted for as other current assets or other current liabilities, pending the disposition of such differences through reconciliation provisions in the energy adjustment clauses.
_________________________________________________________________

(E) Nuclear Fuel Costs

     Included as a part of the cost of nuclear fuel is a
provision for its estimated disposal cost, which is being
recognized at a rate of 1 mill per kilowatt-hour of nuclear
generation in conformance with DOE rules.  Such amounts are
recoverable through the energy adjustment clauses.
_________________________________________________________________

(F) Allowance for Funds Used During Construction

     The allowance for funds used during construction (AFUDC) includes the costs of equity and borrowed funds used to finance construction, which are capitalized in accordance with rules prescribed by the FERC. In 1994, 1993 and 1992, the Company's AFUDC rates were 5.6%, 3.3% and 3.8%, respectively, compounded semi-annually. While currently capitalized AFUDC does not represent a current source of cash, it does represent a basis for future sources of cash through the inclusion in rates of depreciation charges and allowance for returns on investment.
_________________________________________________________________

(G) Depreciation

     Depreciation is computed using the straight-line method.
Provisions for depreciation, expressed as an annual percentage of the cost of average depreciable plant in service, were as follows for the periods shown:
                                   Year Ended December 31,
                                    1994     1993     1992
Electric........................    4.3%     4.2%     4.0%
Gas.............................    3.6      4.0      3.8

      An allowance for the estimated decommissioning costs of the Quad-Cities Nuclear Power Station (Quad-Cities) is included in depreciation expense. The Company's share of the cost to decommission the Quad-Cities units is estimated to be $181.9 million in 1994 dollars. Such decommissioning costs include the cost of decontamination, dismantlement and site restoration. Electric tariffs included provisions for the costs of nuclear decommissioning of $9.1 million, $7.9 million and $5.0 million for 1994, 1993 and 1992, respectively.

     The Company has established an external trust for the
investment of funds collected for nuclear decommissioning.
Electric tariffs for 1995 include provisions for annual
decommissioning costs of approximately $8.6 million.  In
Illinois, nuclear decommissioning costs are included in customer billings through a mechanism that permits annual adjustments.  In
Iowa, such costs are reflected in base rates.
_________________________________________________________________

(H) Scheduled Nuclear Refueling Outage Costs

     Incremental operation and maintenance costs due to scheduled nuclear refueling outages are accrued, based upon the planned outage schedules and the estimated costs for such outages, over the estimated periods between scheduled outages. Any differences between accrued and actual outage costs are expensed in the periods in which the outages occur.
_________________________________________________________________

(I) Marketable Securities

     InterCoast's holdings of marketable securities generally consist of preferred stocks, common stocks and mutual funds. Prior to 1994, InterCoast's holdings of marketable securities were stated at the lower of aggregate cost or market. A decline in the market value of marketable equity securities below their cost basis was recognized in the consolidated financial statements through the establishment of a valuation allowance, which was reflected as a reduction of Other Common Shareholders' Equity.

     On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). Upon adoption, InterCoast classified its entire holdings of marketable securities as available-for-sale reflecting management's intention to hold such securities for indefinite periods of time. Under this statement, InterCoast's investments in marketable securities that are classified as available-for-sale are reported at fair value with net unrealized gains and losses reported as a net of tax amount in Other Common Shareholders' Equity until realized. On August 31, 1994, InterCoast transferred certain sinking fund preferred stocks with a market value of $40.6 million from the available-for-sale category to the held-to-maturity category. This transfer, which is at market value and is the new cost basis of such securities, was based on management's intent and ability to hold such securities until maturity. The $1.5 million excess of amortized cost over market value at August 31, 1994 will be amortized over the life of such securities. InterCoast's investments in marketable securities that are classified as held-to-maturity are reported at amortized cost. An other-than-temporary decline in the value of a marketable security is recognized through a write-down or write-off of the investment to earnings.

     Investments held by the nuclear decommissioning trust fund are classified as available-for-sale and are reported at fair value with net unrealized gains and losses reported as adjustments to the accumulated provision for nuclear decommissioning.

     The adoption of SFAS 115 did not have a material effect on the financial position or results of operations of the Company.
_______________________________________________________________

(J) Oil and Gas

     InterCoast uses the full cost method of accounting for oil and gas activities. Under the full cost method, all acquisition, exploration and development costs are capitalized and amortized over the estimated production from proved oil and gas reserves. Under the full cost method, net capitalized costs may not exceed the present value of proved reserves as determined under the rules of the Securities and Exchange Commission.
_________________________________________________________________

(K) Consolidated Statements of Cash Flows

     For purposes of the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments held that have original maturities of three months or less to be cash equivalents. No material non-cash investing or financing transactions occurred during 1994, 1993 or 1992.
_________________________________________________________________

(L) Reclassification

     Certain 1993 and 1992 amounts have been reclassified to
conform to the current year presentation.
_________________________________________________________________

(2) Rate Matters:

(A) Iowa Energy-Efficiency Programs Filing

     In October 1994, the Company filed an application with the IUB to recover the costs of state-mandated energy-efficiency programs offered to Iowa electric and gas customers since 1992. Costs of the programs are to be recovered over four years, as required by Iowa law. The overall annual rate increase requested, including a return on deferred amounts and an allowance for performance rewards, is approximately $4.7 million (1.4%). The proposed effective date for cost-recovery additions on customer bills is June 1995.
_________________________________________________________________

(B) Federal Gas Transition Costs

     In April 1992, the FERC issued Order No. 636, directing a restructuring by interstate pipeline companies for their natural gas sales and transportation services. The FERC Order contemplated that transitional gas supply realignment costs related to this restructuring may be billed by interstate pipelines to their customers. At December 31, 1994, a regulatory asset of $23.5 million, with an offsetting non-current Other Liability, has been recorded. In addition, the Company estimates it may incur other future billings of approximately $15 million related to such restructuring. The Company is currently recovering such costs through rates.
_________________________________________________________________

(3) InterCoast Energy Company:

     The Company's non-regulated businesses are managed by InterCoast, a wholly owned subsidiary. The non-regulated activities emphasize energy-related diversification, credit quality and liquidity. InterCoast takes advantage of a core expertise in energy, participating in the energy industry through three non-regulated business groups: oil and natural gas; energy services; and financial investments.

     Condensed consolidated financial information of InterCoast and its subsidiaries follows.

Consolidated Statements of Income

                                     Year Ended December 31,
                                     1994       1993       1992
                                           (In thousands)
Income:
  Oil and gas revenues..........   $59,685    $54,979    $28,478
  Dividends and interest........    18,144     19,103     18,917
  Realized gains, net...........     5,187      3,289      4,261
  Other income..................     7,386      6,713      4,172
Total income....................    90,402     84,084     55,828
Expenses:
  Oil and gas...................    46,106     38,749     20,285
  Interest......................    25,794     24,573     20,994
  Other expenses................    11,215      8,885      6,240
  Provision for income taxes....    (1,729)   (   624)   ( 1,168)
Total expenses..................    81,386     71,583     46,351

Net income......................   $ 9,016    $12,501    $ 9,477

Consolidated Balance Sheets

                                       December 31,
                                     1994       1993
                                      (In thousands)

Current assets..................   $ 29,597   $ 21,926
Investments:
  Marketable securities.........    199,514    233,386
  Oil and gas...................    142,378    120,952
  Equipment leases..............     60,134     59,937
  Energy projects...............     50,316     48,777
  Special-purpose funds.........     34,767     36,021
  Real estate...................      2,721      2,756
Total investments...............    489,830    501,829
Other assets....................      3,788      2,961

Total assets....................   $523,215   $526,716

                                       December 31,
                                     1994       1993
                                      (In thousands)

Long-term debt maturing
  within one year...............   $ 64,000   $ 59,000
Other current liabilities.......     13,977     20,682
Long-term debt..................    239,000    242,500
Accumulated deferred income
  taxes.........................     61,112     59,433
Shareholder's equity............    145,126    145,101

Total liabilities and
  shareholder's equity..........   $523,215   $526,716

     InterCoast is subject to certain restrictions under the terms of its borrowing arrangements. Such restrictions include provisions that limit the amounts that can be expended for dividends. At December 31, 1994 and 1993, $23.2 million and $16.5 million, respectively, of InterCoast's equity was available for dividends.
_________________________________________________________________

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

     The Company recognizes deferred income tax assets and liabilities, based on enacted tax laws, for all temporary differences between the financial reporting and tax bases of assets and liabilities. The portion of the Company's deferred tax liability applicable to utility operations that has not been reflected in service rates represents income taxes recoverable through future rates.

     Income tax expense is reflected in the Consolidated
Statements of Income as follows:

                                      Year Ended December 31,
                                     1994       1993       1992
                                           (In thousands)

Included in Operating Expenses:
  Current  -Federal.............   $20,227    $16,398    $12,607
           -State...............     5,551      4,429      3,464
  Deferred -Federal.............     5,042      5,318      2,532
           -State...............       527        539         43
  Deferred federal ITC, net.....   ( 2,162)   ( 2,207)   ( 2,326)
Total included in Operating
    Expenses....................    29,185     24,477     16,320
Included in Other Income........   ( 2,117)   (   666)   ( 1,763)

Total income tax expense........   $27,068    $23,811    $14,557

     The components of the net deferred tax liability are as
follows:
                                           December 31,
                                        1994          1993
                                           (In thousands)

Accelerated depreciation methods..... $ 270,321     $267,942
Income taxes recoverable
  through future rates...............    84,550       75,212
AMT credit carryforward..............   (34,555)     (37,756)
Deferred ITC refundable
  through future rates...............   (23,400)     (24,641)
Nuclear reserves and decommissioning.    (8,551)      (6,708)
Other deferred taxes, net............     3,061          556

Accumulated deferred income taxes.... $ 291,426     $274,605


     The following is a reconciliation of the statutory federal income tax rate to the overall effective income tax rate
(computed by dividing income taxes, including income tax amounts applicable to other income, by net income before the deduction of such taxes):

                                      Year Ended December 31,
                                     1994       1993       1992
Statutory federal income
  tax rate......................     35.0%      35.0%      34.0%
State income taxes, net of
  federal income tax benefit....      4.4        4.7        3.3
Investment and energy tax
  credits.......................    ( 2.5)     ( 2.7)     ( 3.9)
Excess of book depreciation over
  tax depreciation not deferred.      1.7        1.6        2.2
Dividends received deduction....    ( 4.9)     ( 5.2)     ( 6.9)
Adjustment for method of
  deducting property taxes......    ( 1.4)     ( 1.4)     ( 2.0)
Other items, net................    ( 0.9)     ( 3.3)     ( 2.4)

Overall effective income
  tax rate......................     31.4%      28.7%      24.3%
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

     Provisions for pension costs are determined under generally accepted accounting principles, which include the use of the projected unit credit actuarial cost method. A regulatory adjustment has been made to the pension cost amounts to reflect only the amount of pension cost recognized through the ratemaking process. Net pension cost, part of which was charged to utility plant or billed to others, was $466,000 in 1994, $562,000 in 1993 and $175,000 in 1992. The components of the 1994, 1993 and 1992 pension cost provisions are as follows:

                                     Year Ended December 31,
                                     1994       1993       1992
                                           (In thousands)

Cost of benefits earned during
  the year......................   $ 3,581    $ 3,283    $ 2,769
Interest on projected benefit
  obligation....................    10,303     10,480      9,519
Actual investment return on
  plan assets...................   ( 3,433)   (17,009)   (12,340)
Net amortization and deferral...   ( 9,303)     4,712        548

Pension cost....................     1,148      1,466        496
Regulatory adjustment...........   (   682)   (   904)   (   321)

Net pension cost................   $   466    $   562    $   175

     The expected long-term rate of return on plan assets used in determining pension cost was 8.75% for 1994, 1993 and 1992.
     A reconciliation of plan assets and liabilities to the accrued pension costs included in the Consolidated Balance Sheets is presented below:

                                       December 31,
                                     1994        1993
                                      (In thousands)

Fair market value of pension plan
  assets, invested primarily in
  equity and fixed-income
  securities....................  $147,046    $151,134
Actuarial present value of
  benefits for services
  rendered to date:
    Accumulated benefits to date,
      including vested benefits
      of $99,370 and $118,300
      for 1994 and 1993,
      respectively..............   102,171     122,221
    Additional benefits based
      on estimated future
      compensation levels.......    23,188      29,478
Projected benefit obligation....   125,359     151,699
Plan assets in excess of (or less
  than) projected benefit
  obligation....................    21,687    (    565)
Unamortized balance of plan net
  assets existing at
  January 1, 1986, being
  amortized over 17 years.......  (  9,160)   ( 10,305)
Unrecognized prior service cost.    16,614      18,849
Unrecognized net gain...........  ( 32,802)   ( 10,492)
Accrued pension cost............  $( 3,661)   $( 2,513)

Assumed discount rate...........       8.5%        7.0%
Assumed rate of increase in
  future compensation levels....       5.0%        5.0%

     The Company currently provides certain health care and life insurance benefits for retired employees. Substantially all of the Company's employees become eligible for these additional benefits if they reach retirement age while employed by the Company.

     Provisions for these postretirement health care and life insurance benefits are accrued over the years the employees are expected to render the necessary service. The Company is externally funding all such provisions.

     The components of the 1994 and 1993 net postretirement benefits other than pensions cost provision are as follows:

                                      Year Ended December 31,
                                         1994         1993
                                           (In thousands)
     Cost of benefits earned
       during the year..................$    492    $   474
     Interest on accumulated
       postretirement benefit
       obligation.......................     914      1,061
     Actual investment return
       on plan assets...................      31         (6)
     Net amortization and deferral......     614        688
     Net postretirement benefits
       other than pensions cost.........$  2,051    $ 2,217

     A reconciliation of such postretirement benefit plan assets and liabilities to the amounts included in the Consolidated
Balance Sheets is presented below:

                                              December 31,
                                           1994          1993
                                             (In thousands)

     Fair market value of plan assets,
       invested primarily in short-
       term securities.................. $  1,584      $    976
     Actuarial present value of
       benefits for services
       rendered to date:
        Active plan participants........    5,488         6,941
        Fully eligible plan participants    1,864         2,321
        Retirees........................    4,141         3,792
     Accumulated postretirement
       benefit obligation...............   11,493        13,054
     Accumulated postretirement
       benefit obligation in excess
       of plan assets...................  ( 9,909)      (12,078)
     Unamortized balance of plan
       obligation existing at
       January 1, 1993, being
       amortized over 20 years..........   12,154        12,829
     Unrecognized net gain..............  ( 2,245)      (   751)
     Accrued postretirement benefit
       other than pensions cost......... $    -        $    -

     For measurement purposes, the health care cost trend rate assumed for pre-65 coverage is 12% for 1995, decreasing 1% per year to 5% in 2002 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation for health care costs as of December 31, 1994 by $722,000 and the aggregate of the 1994 service and interest cost components of net postretirement health care cost by $112,000. The discount rate used was 8.5%.

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

     On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits, which requires the accrual of the estimated cost of benefits provided to former or inactive employees after employment but before retirement. Adoption did not have a material effect on financial position or results of operations.
_________________________________________________________________

(6) Jointly Owned Generating Stations:

     Under joint ownership agreements with other utility companies, the Company has undivided interests in one nuclear and four coal-fired electric generating stations. Information concerning each of the jointly owned stations follows:

                        Nuclear               Coal-fired
                                          Council
                      Quad-Cities  Neal    Bluffs  Ottumwa Louisa
                         Units     Unit     Unit    Unit     Unit
                       No. 1 & 2   No.3     No.3    No.1     No.1

In service date.....      1972     1975     1978    1981     1983
Company share of
  utility plant in
  service (in
  millions).........    $194.6    $46.5   $120.3   $73.8   $260.4
Total plant capacity
  -megawatts........     1,539      515      675     716      650
Company share
  -percent..........     25.0%    29.0%    32.4%   18.5%    43.0%

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

(7) Inventories:
     Inventories include the following amounts:
                                         December 31,
                                      1994          1993
                                        (In thousands)

Materials and supplies,
       at average cost............  $14,871       $15,151
Coal stocks, at Last-In,
       First-Out (LIFO) cost......    8,750         6,385
Fuel oil, at average cost.........      288           249
Gas in storage, at LIFO cost......   13,419        13,812
                                    $37,328       $35,597

     At December 31, 1994 prices, the current costs of coal
stocks and gas in storage were $9.0 million and $21.3 million, respectively.
_________________________________________________________________

(8) Fair Value of Financial Instruments:

     The following methods and assumptions were used to estimate the fair value at December 31, 1994 and 1993 of each class of financial instruments for which it is practicable to make such estimates. Tariffs for the Company's utility services are established based on historical cost ratemaking. Therefore, the impact of any realized gains or losses related to financial instruments applicable to the Company's utility operations is dependent on the treatment authorized under future ratemaking proceedings.

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

                           December 31, 1994   December 31, 1993
                          Carrying    Fair    Carrying    Fair
                           Amount     Value    Amount     Value
                                      (In thousands)

Electric and gas utility:
 Nuclear decommissioning
  trust fund............. $ 49,432  $ 49,432  $ 39,470  $ 41,588
 Preference shares.......   50,000    50,836    50,000    54,850
 Long-term debt,
  including current
  portion................  372,023   346,241   372,132   384,954

InterCoast Energy Company:
 Marketable securities...  199,514   198,140   233,386   239,114
 Debt securities.........   14,804    12,994    14,195    16,124
 Equity investments
  carried at cost........   22,352    23,930    27,141    27,789
 Long-term debt,
  including current
  portion................  303,000   294,762   301,500   317,700

     The amortized cost, gross unrealized gains and losses and estimated fair value of investments in debt and equity securities at December 31, 1994 are summarized as follows:

                                   December 31, 1994
                         Amortized Unrealized Unrealized   Fair
                           Cost       Gains     Losses     Value
                                      (In thousands)
Investments in debt and
 equity securities--
  Electric and gas utility:
   Nuclear decommissioning
   trust fund:
   Available-for-sale
    Cash equivalents...... $  5,836 $   -     $    -     $  5,836
    Municipal bonds.......   43,034     749     (1,773)    42,010
    Other.................    1,586     -         -         1,586
                           $ 50,456 $   749   $ (1,773)  $ 49,432

  InterCoast Energy Company:
   Available-for-sale
    Equity securities..... $171,201 $ 2,388  $ (14,703)  $158,886
   Held-to-maturity
    Equity securities.....   40,628      -     ( 1,374)    39,254
    Debt securities.......   14,804      39    ( 1,849)    12,994

     At December 31, 1994, the debt securities held by the nuclear decommissioning trust fund and InterCoast had the following maturities:

                    Nuclear Decommissioning
                          Trust Fund             InterCoast
                      Amortized     Fair     Amortized     Fair
                         Cost       Value       Cost       Value
                                    (In thousands)

  Within 1 year     $  2,862     $  2,757   $ 1,791     $ 1,782
  1 through 5 years    9,405        9,018       501         451
  5 through 10 years  16,409       16,023     5,157       4,144
  Over 10 years       14,358       14,212     7,355       6,617

     The proceeds and the gross realized gains and losses on the disposition of investments held by the nuclear decommissioning trust fund and InterCoast for 1994 are as follows:

                                     Year Ended December 31,
                                              1994
                                          (In thousands)

  Nuclear Decommissioning Trust Fund:
    Proceeds from sales................    $  2,214
    Gross security gains...............           2
    Gross security losses..............         (85)


  InterCoast Energy Company:
    Proceeds from sales................     133,555
    Gross security gains...............      10,336
    Gross security losses..............      (5,149)
_________________________________________________________________

(9) Common Shareholders' Equity:

     Changes in the Company's outstanding common shares for the years 1994, 1993 and 1992 are as follows:

                                     Year Ended December 31,
                                             Amount
                                   1994       1993       1992
                                         (In thousands)

Outstanding, beginning of year.  $280,009   $280,055   $220,819
  Public sale of shares........      -          -        61,563
  Dividend reinvestment........     8,812       -          -
  Capital stock expense........  (     45)  (    122)  (  2,392)
  Treasury shares
    Purchased..................  (    771)  (    689)  (    632)
    Reissued...................       687        765        697
Outstanding, end of year.......  $288,692   $280,009   $280,055

                                             Shares
                                   1994       1993       1992

Outstanding, beginning of year. 29,352,173 29,349,177 26,845,687
  Public sale of shares........     -          -       2,500,000
  Dividend reinvestment........    435,624     -          -
  Treasury shares
    Purchased..................    (37,445) (  31,100) (  25,000)
    Reissued...................     33,134     34,096     28,490
Outstanding, end of year....... 29,783,486 29,352,173 29,349,177


     The components of Other Common Shareholders' Equity are as follows:
                                         December 31,
                                      1994          1993
                                        (In thousands)

Premium on Preferred shares....     $  -          $   32
Marked to market valuation,
  net of deferred tax..........      (8,991)          -
                                    $(8,991)      $   32

     The Company has an Employee Stock Purchase Plan. The purchase of common shares under this Plan is made on the open market. At December 31, 1994 and 1993, 4,750 and 439 treasury shares acquired in the open market for this Plan were held for reissuance.

     The Company has a Dividend Reinvestment and Share Purchase Plan. Effective with the June 1994 dividend, this Plan provides for the issuance of new shares with dividends reinvested and optional cash investments made by shareholders.
_________________________________________________________________

(10) Long-Term Debt, Maturities and Sinking Fund Requirements:

     The 1994 sinking fund requirements for First Mortgage Bonds and Senior Notes were satisfied through the reacquisition of debt or the bonding of additional property. The aggregate maturities and sinking fund requirements for long-term debt outstanding at December 31, 1994 are as follows:

                        1995     1996     1997     1998     1999
                                     (In thousands)

First Mortgage Bonds. $   220  $   220  $47,200  $50,200  $   200
Pollution Control
  Obligations........     145      145      145      145      145
Senior Notes of
  InterCoast.........  64,000   39,000   30,000   20,000   45,000
Unsecured Revolving
  Credit Facility of
  InterCoast.........    -      35,000     -        -        -

Total................ $64,365  $74,365  $77,345  $70,345  $45,345

     Included in the above amounts are annual sinking fund requirements related to First Mortgage Bonds of $220,000 for 1995 and 1996, which may be reduced by certifying net property additions not previously bonded, in accordance with the terms of the Company's Indenture of Mortgage securing its First Mortgage
Bonds.

     The interest rate on the Company's Adjustable Rate Series
First Mortgage Bonds is reset every two years at 160 basis points over the average yield to maturity of 10-year Treasury securities. The rate was reset in 1993.

     The Company's Variable Rate Pollution Control Obligations bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market.
The Company, at its option, may change the mode of interest calculation for these bonds by selection from among several alternative floating or fixed rate modes. The interest rates shown in the Consolidated Statements of Capitalization are the weighted average interest rates as of December 31, 1994 and 1993. The Company maintains backup long-term letters of credit and a dedicated long-term revolving line of credit providing liquidity for holders of these issues.

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

     InterCoast has a $110 million unsecured revolving credit facility agreement, which matures in February 1996. Borrowings under this agreement may be on a fixed rate, floating rate or competitive bid rate basis. All such borrowings are without recourse to the parent Company. Borrowings at December 31, 1994 were $35.0 million at a weighted average interest cost of 6.6%. Borrowings at December 31, 1993 were $44.5 million at a weighted average interest cost of 4.1%.
_________________________________________________________________

(11) Preferred and Preference Shares:

     The $5.25 Series Preference Shares, which are not redeemable prior to November 1, 1998 for any purpose, are subject to mandatory redemption on November 1, 2003 at $100 per share. The $7.80 Series Preference Shares, which are not redeemable prior to May 1, 1996 for any purpose, have sinking fund requirements under which 66,600 shares will be redeemed at $100 per share each May 1, beginning in 2001 through May 1, 2006.

     On December 15, 1994, the Company redeemed all of its
outstanding preferred shares.  The redemption was made at a
premium, which resulted in a charge to net income on common
shares of $312,000.
_________________________________________________________________

(12) Notes Payable:

     The Company's notes payable reflect borrowings that have been obtained solely through its short-term commercial paper program. Information regarding short-term debt follows:

                                     1994       1993       1992
                                       (Dollars in thousands)

Balance at year-end.............   $67,500    $31,000    $52,500
Weighted average interest rate
  on year-end balance...........      6.1%       3.4%       3.6%
Maximum amount outstanding
  during the year...............   $67,500    $73,000    $77,000
Average daily amount outstanding
  during the year...............   $28,605    $43,291    $39,973
Weighted average interest rate
  on average daily amount
  outstanding during the year...      4.5%       3.3%       3.8%

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

(13) Leases:

     Rental payments under non-cancellable operating leases for 1994, 1993 and 1992 were $2,123,000, $2,013,000 and $1,941,000, respectively. At December 31, 1994, the future minimum lease payments under non-cancellable operating leases are as follow:

                                             Amount
                                         (In thousands)
1995 ...................................     $ 2,238
1996 ...................................       2,147
1997 ...................................       1,867
1998 ...................................       1,648
1999 ...................................       1,553
After 1999 .............................      13,422
________________________________________________________________

(14) Commitments and Contingencies:

     Utility construction expenditures for 1995 are estimated to be $84 million, including $9 million for nuclear fuel. Capital expenditures for InterCoast during 1995 are estimated to be approximately $65 million. Actual capital expenditures for InterCoast are dependent on overall InterCoast performance and general market conditions.

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

     The Company is a member of Nuclear Mutual Limited (NML), an industry mutual insurer established to provide property damage coverage for members' nuclear generating facilities. The Company would be subject to a maximum retrospective premium assessment of approximately $2 million based on its 25% share of the NML premium for Quad-Cities coverage in the event covered losses of NML members exceed the financial resources of the insurance company. A reserve has been established for this contingency.
At December 31, 1994, NML had accumulated capital to a level that would make it unlikely the Company would have an exposure to a retrospective premium assessment in the event of a single incident to a member's facility.

     The Company is also a member of Nuclear Electric Insurance Limited (NEIL), an industry mutual insurance company, and an insured of American Nuclear Insurers/Mutual Atomic Energy Liability Underwriters (ANI/MAELU). The related policy provisions provide that expenses for decontamination and the removal of debris shall be paid before any payment in respect of claims for property damage. A separate NEIL insurance policy covers the extra costs that would be incurred in obtaining replacement power during a prolonged covered outage of a member's nuclear plant. The Company is subject to retrospective premium assessments of approximately $4.1 million and $843,000 for its 25% share of the premium under the NEIL portion of the property damage coverage and the replacement power coverage, respectively. At December 31, 1994, NEIL had accumulated capital to a level that would make it unlikely the Company would have an exposure to a retrospective premium assessment in the event of a single incident to a member's facility.

     A Master Worker Policy issued by ANI/MAELU provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. The coverage applies to workers whose "nuclear related employment" began after January 1, 1988. Under this policy, the Company could be subject to a maximum retrospective premium assessment of $1.5 million.

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

(15) Merger

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

     Approval of the merger is required from the following regulatory agencies: the IUB, the ICC and the FERC. The NRC approval for the transfer of the Quad-Cities Station license to MidAmerican must also be obtained.

     Applications for approval of the merger were filed with the IUB and the ICC in October 1994. An application for approval of the merger was filed with the FERC in November 1994. At the same time, consistent with FERC policy, the Company filed open access, comparable services tariffs with the FERC, which tariffs will allow others to use MidAmerican's electric transmission system in a manner comparable to its use by MidAmerican. In January 1995, the IUB issued an order approving the merger. The ICC and FERC are expected to issue orders on the merger by mid 1995. A filing with the NRC was made in November 1994. Completion of the merger is expected during 1995.
_________________________________________________________________

(16) Segment Information:

     Information related to segments of the Company's business is as follows:
                                      Year Ended December 31,
                                     1994       1993       1992
                                           (In thousands)
Operating information
  Electric-
    Operating revenues.......... $  355,955 $  338,593 $  312,667
    Operating expenses
      excluding income taxes....    266,706    257,493    245,753
    Pre-tax operating income....     89,249     81,100     66,914
    Income taxes................     24,961     20,171     12,959
    Operating income............     64,288     60,929     53,955
    Allowance for funds used
      during construction
      (AFUDC)...................      1,563        886      1,019
    Operating income and AFUDC..     65,851     61,815     54,974
    Depreciation expense........     53,237     50,379     46,236
    Depreciation and equity
      funds recovered under
      Louisa Phase-In
      Clause ...................       -         2,370      4,515
    Total depreciation expense..     53,237     52,749     50,751
    Capital expenditures........     53,924     49,976     52,922

  Gas-
    Operating revenues..........    199,129    206,821    184,867
    Operating expenses
      excluding income taxes....    185,552    192,061    171,960
    Pre-tax operating income....     13,577     14,760     12,907
    Income taxes................      4,224      4,306      3,361
    Operating income............      9,353     10,454      9,546
    AFUDC.......................        376         93         85
    Operating income and AFUDC..      9,729     10,547      9,631
    Depreciation expense........      8,592      8,268      7,705
    Capital expenditures........ $   26,350 $   16,981 $   20,776

                                      Year Ended December 31,
                                     1994       1993       1992
                                           (In thousands)

  InterCoast Energy Company-
    Income...................... $   90,402 $   84,084 $   55,828
    Expenses excluding
      income taxes..............     83,115     72,207     47,519
    Pre-tax operating income....      7,287     11,877      8,309
    Depreciation, depletion
      and amortization..........     19,417     13,920      9,267
    Capital expenditures........ $   13,681 $   68,147 $   64,096

                                            December 31,
                                     1994       1993       1992
                                           (In thousands)
Asset information
  Identifiable assets-
    Electric (a)................ $1,019,519 $  988,264 $  936,025
    Gas (a).....................    273,444    235,510    215,491
    Used in overall utility
      operations................     33,721     32,580     30,799
    InterCoast Energy Company...    523,215    526,716    466,135
  Total assets.................. $1,849,899 $1,783,070 $1,648,450

(a) Utility plant less accumulated provision for depreciation, accounts receivable, accrued unbilled revenues, inventories, deferred gas expense, energy adjustment clause balance, nuclear decommissioning trust fund and regulatory assets.

     As of December 31, 1994, 1993 and 1992, respectively, the major classes of utility plant are as follows:

                                            December 31,
                                     1994       1993       1992
                                           (In thousands)
Electric-
  Production.................... $  745,242 $  641,810 $  617,761
  Transmission..................    158,590    147,080    138,887
  Distribution..................    307,969    285,699    262,450
  Other.........................     69,226    195,514    206,358
  Total Electric................  1,281,027  1,270,103  1,225,456

Gas-
  Distribution..................    232,531    206,498    195,863
  Other.........................     46,587     63,948     63,999
  Total Gas..................... $  279,118 $  270,446 $  259,862

_________________________________________________________________

(17) Quarterly Results (Unaudited):

                                    1994 Quarter Ended
                          December September    June      March
                             31        30        30        31
                         (In thousands, except per share amounts)

Operating revenues....... $131,867  $123,921  $114,432  $184,864
Operating income.........   12,336    24,909    17,592    18,804
Net income on common
  shares.................    5,744    19,427    13,007    15,887
Net income per average
  common share
  outstanding............ $    .19  $    .66  $    .44  $    .54

                                    1993 Quarter Ended
                          December September    June      March
                             31        30        30        31
                         (In thousands, except per share amounts)

Operating revenues....... $141,210  $127,720  $114,614  $161,870
Operating income.........   10,592    23,871    16,608    20,312
Net income on common
  shares.................    7,215    17,921    12,099    16,998
Net income per average
  common share
  outstanding............ $    .25  $    .61  $    .41  $    .58

     The quarterly data reflect seasonal variations common in the utility industry.

Report of Management

     Management is responsible for the preparation of all information contained in this Annual Report, including the financial statements. The statements and related financial information have been prepared in conformity with generally accepted accounting principles. In the opinion of management, the financial position, results of operation and cash flows of the Company are reflected fairly in the statements. The statements have been audited by the Company's independent public accountants, Deloitte & Touche LLP, whose report appears below.

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

     The financial statements have been reviewed by the Audit Committee of the Board of Directors. The Audit Committee, the members of which are directors who are not employees of the Company, meets regularly with management, the internal auditors and Deloitte & Touche LLP to discuss accounting, auditing, internal control and financial reporting matters. The Company's independent public accountants are appointed annually by the Board of Directors on recommendation of the Audit Committee. The internal auditors and Deloitte & Touche LLP each have full access to the Audit Committee, without management representatives present.


          Stanley J. Bright
          Chairman and Chief Executive Officer


          Lance E. Cooper
          Vice President-Finance and Chief Financial Officer

Independent Auditors' Report

To the Shareholders and Board of Directors of Iowa-Illinois Gas and Electric Company:

     We have audited the accompanying consolidated balance sheets and statements of capitalization of Iowa-Illinois Gas and Electric Company and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the companies for the year ended December 31, 1992 were audited by other auditors whose report, dated January 28, 1993, expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


     DELOITTE & TOUCHE LLP


     Davenport, Iowa
     January 25, 1995